Filed Pursuant to
Rule 424(b)(3)
File Numbers 333-164288, 333-173058, 333-175216
PROSPECTUS

ORAMED PHARMACEUTICALS INC.

45,521,111 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus may offer from time to time up to 39,174,923 shares of our common stock and 6,346,188 shares of our common stock issuable upon exercise of warrants and options.

This prospectus describes the general manner in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus.

While we will not receive any proceeds from the sale of the shares by the selling stockholders, we will receive cash proceeds equal to the total exercise price of any warrants or options that are exercised for cash.

Our common stock is quoted on the OTC Bulletin Board, or the OTCBB, under the symbol “ORMP.OB”.  On June 28, 2011, the last reported bid price per share of our common stock as quoted on the OTCBB was $0.32 per share.

Investing in the shares involves risks. You should carefully read the “Risk Factors” beginning on page 6 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2011.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.  Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted.

As used in this prospectus, the terms “we”, “us”, “our”, the “Company”, “Oramed” and “Oramed Pharmaceuticals” mean Oramed Pharmaceuticals Inc., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors”.

THE COMPANY

General

We are a pharmaceutical company engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule or tablet to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules, tablets or pills for delivery of other polypeptides.

Oral Insulin: We are seeking to revolutionize the treatment of diabetes through our proprietary flagship product, an orally ingestible insulin capsule (ORMD0801). Our technology allows insulin to travel from the gastrointestinal tract via the portal vein to the bloodstream, revolutionizing the manner in which insulin is delivered. It enables its passage in a more physiological manner than current delivery methods of insulin.

Our technology is a platform that has the potential to deliver medications and vaccines orally that today can only be delivered via injection.

Diabetes: Diabetes is a disease in which the body does not produce or properly use insulin. Insulin is a hormone that causes sugar to be absorbed into cells, where the sugar is converted into energy needed for daily life.

Intellectual Property: We own a portfolio of patents and patent applications covering our technologies and we are aggressively protecting these technology developments on a worldwide basis.

Management: We are led by a highly-experienced management team knowledgeable in the treatment of diabetes. Our Chief Medical and Technology Officer, Miriam Kidron, PhD, is a world-recognized pharmacologist and a biochemist and the innovator primarily responsible for our oral insulin technology development and know-how.

Scientific Advisory Board: Our management team has access to our internationally recognized Scientific Advisory Board whose members are thought-leaders in their respective areas. The Advisory Board is comprised of Dr. Nir Barzilai, Professor Ele Ferrannini, Professor Avram Hershko, Dr. Derek LeRoith, Dr. John Amatruda and Dr. Michael Berelowitz as Chairman.

Strategy

We plan to conduct further research and development on the technology covered by the patent application "Methods and Composition for Oral Administration of Proteins", which we acquired from Hadasit, as well as the other patents we have filed since.  Through our research and development efforts, we are seeking to develop an oral dosage form that will withstand the harsh chemical environment of the stomach or intestines and will be effective in delivering active insulin for the treatment of diabetes. The proteins and vehicles that are added to the insulin in the formulation process must not modify chemically or biologically the insulin and the dosage form must be safe to ingest. We plan to continue to conduct clinical trials to show the effectiveness of our technology.  We intend to conduct the clinical trials necessary to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”). We also plan to conduct further research and development by deploying our proprietary drug delivery technology for the delivery of other polypeptides in addition to insulin, and to develop other innovative pharmaceutical products.

If our oral insulin capsule or other drug delivery solutions show significant promise in clinical trials, we plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase III) to increase the likelihood of obtaining regulatory approvals and registrations in the appropriate markets in a timely manner. We further anticipate that such partner, or partners, would also be responsible for sales and marketing of our oral insulin capsule in these markets. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new oral dosage form for other polypeptides. While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. Under certain circumstances, we may determine to develop one or more of our oral dosage form on our own, either world-wide or in select territories.

In addition to developing our own oral dosage form drug portfolio, we are, on an on-going basis, considering in-licensing and other means of obtaining additional technologies to complement and/or expand our current product portfolio. Our goal is to create a well-balanced product portfolio that will enhance and complement our existing drug portfolio.

Product Development

Orally Ingestible Insulin: During fiscal year 2007 we conducted several clinical studies of our orally ingestible insulin. The studies were intended to assess both the safety/tolerability and absorption properties of our proprietary oral insulin. Based on the pharmacokinetic and pharmacologic outcomes of these trials, we decided to continue the development of our oral insulin product.

On November 15, 2007, we successfully completed animal studies in preparation for the Phase 1B clinical trial of our oral insulin capsule (ORMD0801).  On January 22, 2008, we commenced non-FDA approved Phase 1B clinical trials with our oral insulin capsule (ORMD0801), in healthy human volunteers with the intent of dose optimization.  On March 11, 2008, we successfully completed our Phase 1B clinical trials.

On April 13, 2008, we commenced a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) in type 2 diabetic volunteers at Hadassah Medical Center in Jerusalem. On August 6, 2008, we announced the successful results of this trial.

In July 2008 we were granted approval by the Institutional Review Board Committee of Hadassah Medical Center in Jerusalem to conduct a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) on type 1 diabetic volunteers. On September 24, 2008, we announced the beginning of this trial. On July 21, 2009 we reported positive results from this trial.

On September 14, 2010, we reported the successful results of an exploratory clinical trial testing the effectiveness of our oral insulin capsule (ORMD0801) in type 1 diabetes patients suffering from uncontrolled diabetes.  Unstable or labile diabetes is characterized by recurrent, unpredictable and dramatic blood glucose swings often linked with irregular hyperglycemia and sometimes serious hypoglycemia affecting type 1 diabetes patients.  This newly completed exploratory study was a proof of concept study for defining a novel indication for ORMD0801. We believe the encouraging results justify further clinical development of ORMD0801 capsule application toward management of uncontrolled diabetes.

On February 10, 2010, we entered into agreements with Vetgenerics Research G. Ziv Ltd., a clinical research organization (CRO), to conduct a toxicology trial on our oral insulin capsules. On March 23, 2011, we reported that we successfully completed the resulting comprehensive toxicity study for our oral insulin capsule (ORMD0801).

On April 21, 2009, we entered into a consulting service agreement with ADRES Advanced Regulatory Services Ltd. (“ADRES”), pursuant to which ADRES will provide services for the purpose of filing an IND application with the FDA for a Phase 2 study according to the FDA requirements. The FDA approval process and, if approved, registration for commercial use as an oral drug can take several years.

In May 2009, we commenced a non-FDA approved Phase 2B study in South Africa to evaluate the safety, tolerability and efficacy of our oral insulin capsule (ORMD0801) on type 2 diabetic volunteers. On May 6, 2010, we reported that the capsule was found to be well tolerated and exhibited a positive safety profile. No cumulative adverse effects were reported throughout this first study of extended exposure to the capsule.

GLP-1 Analog: On September 16, 2008 we announced the launch of pre-clinical trials of ORMD0901, a GLP-1 analog.  The pre-clinical trials include animal studies which suggest that the GLP-1analog (exenatide -4) when combined with Oramed’s absorption promoters is absorbed through the gastrointestinal tract and retains its biological activity.

On September 9, 2009, we received approval from the Institutional Review Board (IRB) in Israel to commence human clinical trials of an oral GLP-1 Analog. The approval was granted after successful pre-clinical results were reported. The trials are being conducted on healthy volunteers at Hadassah University Medical Center in Jerusalem. We anticipate that the results of these trials will be released in the near future.

Raw Materials: Our oral insulin capsule is currently manufactured by Swiss Caps AG, under a Clinical Trail Manufacturing Agreement.

On July 5, 2010, our subsidiary entered into a Manufacturing Supply Agreement (MSA) with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply our subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the United States.

The raw materials required for the manufacturing of the capsule are purchased from third parties, under separate agreements.  We generally depend upon a limited number of suppliers for the raw materials.  Although alternative sources of supply for these materials are generally available, we could incur significant costs and disruptions in changing suppliers.  The termination of our relationships with our suppliers or the failure of these suppliers to meet our requirements for raw materials on a timely and cost-effective basis could materially adversely affect our business, prospects, financial condition and results of operations.

Recent Business Developments

On December 23, 2010, our wholly owned Israeli subsidiary, Oramed Ltd., was awarded a government grant amounting to a total net amount of NIS 2.9 million (approximately $807,000), from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel (the "OCS"), which was designated for research and development expenses for the period of July 2010 to June 2011.  We used these funds to support further research and development and clinical study of our oral insulin capsule and Oral GLP1-analog.

On June 1, 2010, our subsidiary, Oramed Ltd., entered into a joint venture agreement with D.N.A Biomedical Solutions Ltd. (formerly Laser Detect Systems Ltd), an Israeli company listed on the Tel Aviv Stock Exchange ("D.N.A"), for the establishment of a new company to be called Entera Bio Ltd. ("Entera").

Under the terms of a license agreement that was entered into between Oramed and Entera in August 2010, we out-licensed technology to Entera, on an exclusive basis, for the development of oral delivery drugs for certain indications to be agreed upon between the parties.  The out-licensed technology differs from our main delivery technology that is used for oral insulin and GLP 1 analog and is subject to different patent applications. Entera's initial development effort is for an oral formulation for the treatment of osteoporosis.

On March 31, 2011, we consummated a transaction with D.N.A, whereby we sold to D.N.A 47% of Entera's outstanding share capital on an undiluted basis. We retained 3% of the Entera's outstanding share capital on an undiluted basis.  As consideration for the Entera shares, Oramed received a promissory note issued by D.N.A in the principal amount of $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A, having an aggregate market value of approximately $700,000.  In addition, D.N.A invested $250,000 in our private placement in March 2011, for which it received 781,250 shares of our common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share.

As part of the transaction, we entered into a patent transfer agreement (which replaced the original license agreement) according to which, Oramed assigned to Entera all of its right, title and interest in and to the patent application that it had licensed to Entera in August 2010.  Under this agreement, Oramed Ltd. is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent application for use in respect of diabetes and influenza

In March, 2011, we consummated a private placement that commenced in November 2010, with a number of accredited investors pursuant to which we agreed to sell to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000. Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 shares of common stock at an exercise price of $0.50 per share. We also issued 196,750 shares of common stock and warrants to purchase 70,863 shares of common stock as finders' fees in connection with the private placement. These amounts include the $250,000 investment by D.N.A made in connection with our technology transaction which closed on March 31, 2011.

In April 2011, we consummated a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per Share.

THE OFFERING Issuer	Oramed Pharmaceuticals Inc. Hi-Tech Park 2/5 Givat-Ram, PO Box 39098 Jerusalem 91390, Israel Telephone: 972-2-566-0001

Securities offered by the Selling Stockholders	39,174,923 shares of common stock and 6,346,188 shares of common stock issuable upon exercise of warrants and options.

Trading Market	The common stock offered in this prospectus is quoted on the OTCBB under the symbol “ORMP.OB”.

Common stock outstanding (as of June 29, 2011)	70,104,583 shares1.

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, we may receive up to approximately $3.2 million in proceeds upon exercise of the warrants and options held by the selling stockholders, as the warrants and options have an average exercise price of $0.50 per share and are exercisable into 6,346,188 shares of our common stock.  These potential proceeds will be used for the research and development of our products and for general working capital purposes. See “Use of Proceeds.”

Plan of Distribution
The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the common stock covered by this prospectus. Registration of the common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors
Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

__________________________ 1 Does not include 21,469,919 shares of our common stock issuable upon the exercise of outstanding options and warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should consider carefully the following information about these risks, together with the other information contained in this prospectus before making an investment decision.  Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks.  The value of our securities could decline as a result of any of these risks.  You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward looking statements.

Risks Related to Our Business

There is substantial doubt as to our ability to continue as a going concern.

Our financial statements were prepared on the assumption that we will continue as a going concern. We estimate that our cash reserves will not be sufficient to permit us to continue at our anticipated level of operations for our fiscal year ending August 31, 2012. During 2011, we plan to increase research and development, product development, and administrative expenses relating to our business, including expenses related to research and development related to our oral delivery platform. We intend to use our cash reserves, as well as other funds in the event that they shall become available on commercially reasonable terms, to finance these activities and other activities described herein, although we can provide no assurance that these additional funds will be available in the amounts or at the times we may require. If sufficient capital is not available, we would likely be required to scale back or terminate our research and development efforts.  See “Risk Factors -- We will need substantial additional capital in order to satisfy our business objectives.”

We will need substantial additional capital in order to satisfy our business objectives.

To date, we have financed our operations principally through offerings of securities exempt from the registration requirements of the Securities Act. We believe that our available resources and cash flow will be sufficient to meet our anticipated working capital needs for a minimum of six months from the date of this prospectus. We estimate that we will require substantial additional financing at various intervals in order to continue our research and development programs, including significant requirements for operating expenses including intellectual property protection and enforcement, for pursuit of regulatory approvals, and for commercialization of our products. We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all.  In the event that we are unable to obtain such financing, we will not be able to fully develop and commercialize our technology. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;

•	costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions;

•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and

•	effects of commercialization activities and facility expansions if and as required.

If we cannot secure adequate financing when needed, we may be required to delay, scale back or eliminate one or more of our research and development programs or to enter into license or other arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves and commercialize ourselves. In such event, our business, prospects, financial condition, and results of operations may be adversely affected as we may be required to scale-back, eliminate, or delay development efforts or product introductions or enter into royalty, sales or other agreements with third parties in order to commercialize our products.

We are a development stage company with a history of losses and can provide no assurance as to our future operating results.

We are a development stage company with no revenues from our research and development activities. Consequently, we have incurred net losses and negative cash flows since inception. We currently have no product revenues, and may not succeed in developing or commercializing any products which could generate product or licensing revenues. We do not expect to have any products on the market for several years. In addition, development of our product candidates requires a process of pre-clinical and clinical testing, during which our products could fail. We may not be able to enter into agreements with one or more companies experienced in the manufacturing and marketing of therapeutic drugs and, to the extent that we are unable to do so, we will not be able to market our product candidates.  Eventual profitability will depend on our success in developing, manufacturing, and marketing our product candidates. As of February 28, 2011 and August 31, 2010 and 2009, we had working capital of $3.3 million, $0.9 million and $2.8 million, respectively, and stockholders’ equity of $3.2 million , $0.8 million and $2.7 million, respectively. We have generated no revenues to date. For the period from our inception on April 12, 2002 through February 28, 2011, the six month period ended February 28, 2011and the year ended August 31, 2010, we incurred net losses of $14.2 million, $1.2 million, and $3.0 million, respectively.  We may never achieve profitability and expect to incur net losses in the foreseeable future. See “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

We rely upon patents to protect our technology. We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies. We currently hold several pending patent applications in the United States for our technologies covering oral administration of insulin and other proteins and oral administration of exenatides and proteins, and corresponding patent applications filed in Israel, South Africa and India. Further, we intend to rely on a combination of trade secrets and non-disclosure, and other contractual agreements and technical measures to protect our rights in our technology. We intend to depend upon confidentiality agreements with our officers, directors, employees, consultants, and subcontractors, as well as collaborative partners, to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop technology similar to ours, otherwise avoid our confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition, and results of operations. We believe that our technology is not subject to any infringement actions based upon the patents of any third parties; however, our technology may in the future be found to infringe upon the rights of others. Others may assert infringement claims against us, and if we should be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, our ability to continue to use our technology could be materially restricted or prohibited. If this event occurs, we may be required to obtain licenses from the holders of this intellectual property, enter into royalty agreements, or redesign our products so as not to utilize this intellectual property, each of which may prove to be uneconomical or otherwise impossible. Licenses or royalty agreements required in order for us to use this technology may not be available on terms acceptable to us, or at all. These claims could result in litigation, which could materially adversely affect our business, prospects, financial condition, and results of operations.

The patent position of biopharmaceutical and biotechnology firms is generally uncertain and involves complex legal and factual questions. We do not know whether any of our current or future patent applications will result in the issuance of any patents. Even issued patents may be challenged, invalidated or circumvented. Patents may not provide a competitive advantage or afford protection against competitors with similar technology. Competitors or potential competitors may have filed applications for, or may have received patents and may obtain additional and proprietary rights to compounds or processes used by or competitive with ours. In addition, laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

Patent litigation is becoming widespread in the biopharmaceutical and biotechnology industry and we cannot predict how this will affect our efforts to form strategic alliances, conduct clinical testing or manufacture and market any products under development. If challenged, our patents may not be held valid. We could also become involved in interference proceedings in connection with one or more of our patents or patent applications to determine priority of invention. If we become involved in any litigation, interference or other administrative proceedings, we will likely incur substantial expenses and the efforts of our technical and management personnel will be significantly diverted. In addition, an adverse determination could subject us to significant liabilities or require us to seek licenses that may not be available on favorable terms, if at all. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses.

Our commercial success will also depend significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Patent applications are, in many cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications are filed. In the event of infringement or violation of another party's patent, we may be prevented from pursuing product development or commercialization.  See “Business—Patents and Licenses.”

At present, our success depends primarily on the successful commercialization of our oral insulin capsule.

The successful commercialization of oral insulin capsule is crucial for our success. At present, our principal product is the oral insulin capsule.  Our oral insulin capsule is in a very early stage of clinical development and faces a variety of risks and uncertainties. Principally, these risks include the following:

•   future clinical trial results may show that the oral insulin capsule is not well tolerated by recipients at its effective doses or is not efficacious as compared to placebo;

•   future clinical trial results may be inconsistent with previous preliminary testing results and data from our earlier studies may be inconsistent with clinical data;

•   even if our oral insulin capsule is shown to be safe and effective for its intended purposes, we may face significant or unforeseen difficulties in obtaining or manufacturing sufficient quantities or at reasonable prices;

•   our ability to complete the development and commercialization of the oral insulin capsule for our intended use is significantly dependent upon our ability to obtain and maintain experienced and committed partners to assist us with obtaining clinical and regulatory approvals for, and the manufacturing, marketing and distribution of, the oral insulin capsule on a worldwide basis;

•   even if our oral insulin capsule is successfully developed, commercially produced and receive all necessary regulatory approvals, there is no guarantee that there will be market acceptance of the products; and

•   our competitors may develop therapeutics or other treatments which are superior or less costly than our own with the result that our products, even if they are successfully developed, manufactured and approved, may not generate significant revenues.

If we are unsuccessful in dealing with any of these risks, or if we are unable to successfully commercialize our oral insulin capsule for some other reason, it would likely seriously harm our business.

We have limited experience in conducting clinical trials.

Clinical trials must meet FDA and foreign regulatory requirements. We have limited experience in designing, conducting and managing the preclinical studies and clinical trials necessary to obtain regulatory approval for our  product candidates in any country.  We have entered into agreements with Hadasit Medical Center, ETI Karle Clinical Pvt, Ltd., and OnQ Consulting to assist us in designing, conducting and managing our various clinical trials in Israel, South Africa, and India, respectively, as more fully described in “Our Business – Partnerships and Collaborative Agreements.”  Any failure of such consultants to fulfill their obligations could result in significant additional costs as well as delays in designing, consulting and completing clinical trials on our products.

Notwithstanding the assistance of such consultants, we may encounter problems in clinical trials that may cause us or the FDA or foreign regulatory agencies to delay, suspend or terminate our clinical trials at any phase.  These problems could include the possibility that we may not be able to conduct clinical trials at our preferred sites, enroll a sufficient number of patients for our clinical trials at one or more sites or begin or successfully complete clinical trials in a timely fashion, if at all. Furthermore, we, the FDA or foreign regulatory agencies may suspend clinical trials at any time if we or they believe the subjects participating in the trials are being exposed to unacceptable health risks or if we or they find deficiencies in the clinical trial process or conduct of the investigation.  If clinical trials of any of the product candidates fail, we will not be able to market the product candidate which is the subject of the failed clinical trials.  The FDA and foreign regulatory agencies could also require additional clinical trials, which would result in increased costs and significant development delays.  Our failure to adequately demonstrate the safety and effectiveness of a pharmaceutical product candidate under development could delay or prevent regulatory approval of the product candidate and could have a material adverse effect on our business, prospects, financial condition, and results of operations.

We can provide no assurance that our products will obtain regulatory approval or that the results of clinical studies will be favorable.

The testing, marketing and manufacturing of any of our products will require the approval of the FDA or regulatory agencies of other countries. We have completed certain non-FDA clinical trials and pre-clinical trials for our products but have yet to conduct any FDA approved trials. We have retained Advanced Regulatory Services Ltd. to assist us in the preparation of an IND Application with the FDA to conduct an FDA approved Phase 2 study on our oral insulin capsule product but no application has yet been filed.

We cannot predict with any certainty the amount of time necessary to obtain regulatory approvals, including from the FDA or other foreign regulatory authorities, and whether any such approvals will ultimately be granted. In any event, review and approval by the regulatory bodies is anticipated to take a number of years. Preclinical and clinical trials may reveal that one or more of our products are ineffective or unsafe, in which event further development of such products could be seriously delayed or terminated.  Moreover, obtaining approval for certain products may require the testing on human subjects of substances whose effects on humans are not fully understood or documented.  Delays in obtaining necessary regulatory approvals of any proposed product and failure to receive such approvals would have an adverse effect on the product’s potential commercial success and on our business, prospects, financial condition, and results of operations.  In addition, it is possible that a product may be found to be ineffective or unsafe due to conditions or facts which arise after development has been completed and regulatory approvals have been obtained.  In this event we may be required to withdraw such product from the market. See “Our Business – Governmental Regulation.”

We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our entire supply of the oral insulin capsule. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct testing and clinical trials would be materially adversely affected.

We are highly dependent upon our ability to enter into agreements with collaborative partners to develop, commercialize, and market our products.

Our long-term strategy is to ultimately seek a strategic commercial partner, or partners, such as large pharmaceutical companies, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase III) and sales and marketing of our oral insulin capsule and other products. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere.

While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us.  We currently lack the resources to manufacture any of our product candidates on a large scale and we have no sales, marketing or distribution capabilities.  In the event we are not able to enter into a collaborative agreement with a partner or partners, on commercially reasonable terms, or at all, we may be unable to commercialize our products, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition.  We may be unable to compete with more substantial enterprises.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. As a result, our products could become obsolete before we recoup any portion of our related research and development and commercialization expenses. These industries are highly competitive, and this competition comes both from biotechnology firms and from major pharmaceutical and chemical companies.  Many of these companies have substantially greater financial, marketing, and human resources than we do (including, in some cases, substantially greater experience in clinical testing, manufacturing, and marketing of pharmaceutical products).  We also experience competition in the development of our products from universities and other research institutions and compete with others in acquiring technology from such universities and institutions. In addition, certain of our products may be subject to competition from products developed using other technologies.  See “Our Business – Competition”.

We have limited senior management resources and may be required to obtain more resources to manage our growth.

We expect the expansion of our business to place a significant strain on our limited managerial, operational, and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train, and manage our work force in order to manage the expansion of our operations. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition, and results of operations. Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other technology companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human, and other resources than we have. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition, and results of operations will be materially adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business – Strategy” and “Business—Employees.”

We depend upon our senior management and skilled personnel and their loss or unavailability could put us at a competitive disadvantage.

We currently depend upon the efforts and abilities of our senior executives, as well as the services of several key consultants and other key personnel, including Dr. Miriam Kidron, our Chief Medical and Technology Officer. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition, and results of operations.  We do not maintain “keyman” life insurance policies for any of our senior executives.  In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is currently a shortage of employees with expertise in developing, manufacturing and commercialization of products and related clinical and regulatory affairs, and this shortage is likely to continue. Competition for skilled personnel is intense and turnover rates are high. Our ability to attract and retain qualified personnel may be limited.  Our inability to attract and retain qualified skilled personnel would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Fulfilling our obligations incident to being a public company will be expensive and time consuming.

As a public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, requires us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations increases our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

We became a publicly traded company through the acquisition of a public shell company, and we could be liable for unanticipated claims or liabilities as a result thereof.

We were originally incorporated on April 12, 2002 as an exploration stage company engaged in the acquisition and exploration of mineral properties. We were unsuccessful in implementing its business plan as a mineral exploration company and became a public shell company.  On May 27, 2004, we executed a share exchange with the shareholders of Integrated Security Technologies, Inc., a New Jersey private corporation (“ISTI”).  However, due to disappointing results, on May 31, 2005, effective as of May 27, 2004 we terminated the share exchange agreement with the shareholders of ISTI, and we again became a public shell company.  We remained a public shell company until March 8, 2006, when we became a pharmaceutical company engaged in the development of innovative pharmacological solutions.

We face substantial risks associated with being a former public shell company, including absence of accurate or adequate public information concerning the public shell company; undisclosed liabilities; improper accounting; claims or litigation from former officers, directors, employees or stockholders; contractual obligations; and regulatory requirements.   Although management performed due diligence on us, there can be no assurance that such risks do not occur. The occurrence of any such risk could materially adversely affect our financial condition.

Entera Bio Ltd. will require additional funding and may not be successful.

As of March 31, 2011, we held approximately 3% of Entera's outstanding shares and are entitled to receive royalties in the amount of 3% of Entera's net revenues (as defined in our patent transfer agreement).  Entera will have to raise large amounts of capital to fund its operations, and it may not be able to raise sufficient amounts.  Our ownership stake will be diluted if Entera raises funds from third parties.  There can be no assurance that Entera’s operations will ever result in profits that are distributed to us as shareholders or in net revenues requiring that royalties be paid to us under the terms of our patent transfer agreement.

Healthcare policy changes, including pending proposals to reform the U.S. healthcare system, may harm our future business.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for the products that we are developing, or the amounts of reimbursement available for these products from governmental agencies or third-party payors. These limitations could in turn reduce the amount of revenues that we will be able to generate in the future from sales of our products and licenses of our technology.

In March 2010, the United States Congress enacted and President Obama signed into law healthcare reform legislation that may significantly impact the pharmaceutical industry. In addition to requiring most individuals to have health insurance and establishing new regulations on health plans, this legislation will require discounts under the Medicare drug benefit program and increased rebates on drugs covered by Medicaid. In addition, the legislation imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers starting in 2011. The financial impact of these discounts, increased rebates and fees and the other provisions of the legislation on our business is unclear and there can be no assurance that our business will not be materially adversely affected. In addition, these and other ongoing initiatives in the United States have increased and will continue to increase pressure on drug pricing. The announcement or adoption of any such initiative could have an adverse effect on potential revenues from any product that we may successfully develop.

Various healthcare reform proposals have also emerged at the state level. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower the future revenues for the products we are developing and adversely affect our future business, possibly materially.

Risks Related to our Common Stock

As the market price of our common stock may fluctuate significantly, this may make it difficult for you to sell your shares of common stock when you want or at prices you find attractive.

The price of our common stock is quoted on the Over-the-Counter Bulletin Board, or OTCBB, and constantly changes. In recent years, the stock market in general has experienced extreme price and volume fluctuations. We expect that the market price of our common stock will continue to fluctuate. These fluctuations may result from a variety of factors, many of which are beyond our control. These factors include:

•	Clinical trial results and the timing of the release of such results,

•	The amount of cash resources and ability to obtain additional funding,

•	Announcements of research activities, business developments, technological innovations or new products by companies or their competitors,

•	Entering into or terminating strategic relationships,

•	Changes in government regulation,

•	Departure of key personnel,

•	Disputes concerning patents or proprietary rights,

•	Changes in expense level,

•	Future sales of our equity or equity-related securities,

•	Public concern regarding the safety, efficacy or other aspects of the products or methodologies being developed,

•	Activities of various interest groups or organizations,

•	Media coverage, and

•	Status of the investment markets.

Future sales of common stock or the issuance of securities senior to our common stock or convertible into, or exchangeable or exercisable for, our common stock could materially adversely affect the trading price of our common stock, and our ability to raise funds in new equity offerings.

Future sales of substantial amounts of our common stock or other equity-related securities in the public market or privately, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or other equity-related securities.  We anticipate that we will need to raise capital though offerings of equity and equity related securities.  We can make no prediction as to the effect, if any, that future sales of shares of our common stock or equity-related securities, or the availability of shares of common stock for future sale, will have on the trading price of our common stock.

Our common stock is deemed to be a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements. Low-priced stocks are sometimes the subject of fraud and abuse.

The Securities and Exchange Commission, or the SEC, has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions, such as if the issuer of the security has net tangible assets in excess of $2,000,000. The market price of our common stock is currently less than $5.00 per share, and our net tangible assets as of February 28, 2011 were less than $2,000,000.  Therefore, our common stock is currently a “penny stock” according to SEC rules. Designation as a "penny stock" requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, furnish the customer a document describing the risks of investing in penny stocks and send monthly account statements showing the market value of each penny stock held in the customer’s account. These rules may restrict the ability of brokers or dealers to sell penny stocks.

You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These could affect low-priced stocks, such as ours, even if they do not qualify as "penny stocks" under the SEC rules.  Such patterns include:

•	Control of the market for the security0 by one or a few broker-dealers;

•	“Boiler room” practices involving high-pressure sales tactics;

•	Manipulation of prices through prearranged matching of purchases and sales;

•	The release of misleading information;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	Dumping of securities by broker-dealers after prices have been manipulated to a desired level, which hurts the price of the stock and causes investors to suffer loss.

We are aware of the abuses that have occurred in the market for low-priced stocks. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, we will strive within the confines of practical limitations to prevent such abuses with respect to our common stock.

Future sales of our common stock by our existing stockholders could adversely affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur.  These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of June 29, 2011, we had outstanding 70,104,583 shares of common stock.  This prospectus relates to 39,174,923 shares of common stock held by the selling stockholders and 6,346,188 shares of common stock issuable upon exercise of warrants and options held by the selling stockholders.

Our issuance of warrants and options to investors, employees and consultants may have a negative effect on the trading prices of our common stock as well as a dilutive effect.

We have issued and may continue to issue warrants, options and convertible notes at, above or below the current market price. As of June 29, 2011, we had outstanding warrants and options exercisable for 21,469,919 shares of common stock (18,552,948 as of February 28, 2011 and 15,584,897 as of August 31, 2010). In addition to the dilutive effect of a large number of shares and a low exercise price for the warrants and options, there is a potential that a large number of underlying shares may be sold in the open market at any given time, which could place downward pressure on the trading of our common stock.

Because we will not pay cash dividends, investors may have to sell shares in order to realize their investment.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements which we may enter into with institutional lenders or otherwise may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and any other factors that our board of directors decides is relevant. See “Market Price and Dividends” and “Description of Common Stock”.

Our shares of common stock are not listed for trading on a national securities exchange.

Our common stock currently trades on the OTCBB and is not listed for trading on any national securities exchange. Investments in securities trading on the OTCBB are generally less liquid than investments in securities trading on a national securities exchange. The failure of our shares to be approved for trading on a national securities exchange may have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Risks Related to Conducting Business in Israel

We are affected by the political, economic, and military risks of locating our principal operations in Israel.

Our operations are located in the State of Israel, and we are directly affected by political, economic, and security conditions in that country. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Since October 2000, there has been a marked increase in hostilities between Israel and the Palestinians, and in 2007, Hamas, an Islamist movement responsible for many attacks against Israelis, took control of the Gaza Strip.  Recent political events, including political uprisings and social unrest, in various countries in the Middle East and North Africa have weakened the stability of those countries, which could result in extremists coming to power. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons.  Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. This situation may potentially escalate in the future to violent events which may affect Israel and us. Our business, prospects, financial condition, and results of operations could be materially adversely affected if major hostilities involving Israel should occur or if trade between Israel and its current trading partners is interrupted or curtailed.

All adult male permanent residents of Israel, unless exempt, may be required to perform military reserve duty annually.  Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of our officers, directors, and employees currently are obligated to perform annual military reserve duty. We can provide no assurance that such requirements will not have a material adverse effect on our business, prospects, financial condition, and results of operations in the future, particularly if emergency circumstances occur.

Because almost all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against our management for misconduct.

Almost all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement may contain forward-looking statements within the meaning of the federal securities laws regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus.  Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Related to Our Business” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. However, we may receive up to approximately $3.2 million in proceeds upon exercise of the warrants and options held by the selling stockholders, as the warrants and options have an average exercise price of $0.50 per share and are exercisable into 6,346,188 shares of our common stock.  None of the selling stockholders have presently advised us of their intention to exercise any warrants or options at this time. All potential proceeds will be used for the research and development of our products and for general working capital purposes. We will incur all costs associated with this registration statement and prospectus.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our common stock is quoted on the OTCBB under the symbol “ORMP.OB”. We had 70,104,583 shares of common stock issued and outstanding and approximately 73 holders of record of the common stock as of June 28, 2011 We believe that a number of stockholders hold their shares of our common stock in brokerage accounts and registered in the name of stock depositories.  The quarterly high and low reported bid prices for our common stock as quoted on the OTCBB for the periods indicated are as follows:

	High	Low
Fiscal Year Ending August 31, 2011
First Quarter	$0.42	$0.28
Second Quarter	$0.37	$0.27
Third Quarter	$0.33	$0.26
Fourth Quarter (through June 28, 2011)	$0.34	$0.29

Year Ended August 31, 2010
First Quarter	$0.64	$0.43
Second Quarter	$0.48	$0.37
Third Quarter	$0.55	$0.41
Fourth Quarter	$0.51	$0.36
Year Ended August 31, 2009
First Quarter	$0.76	$0.36
Second Quarter	$0.52	$0.25
Third Quarter	$0.62	$0.20
Fourth Quarter	$0.59	$0.40

The foregoing quotations were provided by Yahoo! Finance and the quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.  On June 28, 2011, the last reported bid price per share of common stock as quoted on the OTCBB was $0.32 per share.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview of Operations

We are a pharmaceutical company engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule or tablet to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules, tablets or pills for delivery of other polypeptides.

Short Term Business Strategy

We plan to conduct further research and development on the technology covered by the patent application "Methods and Composition for Oral Administration of Proteins", which we acquired from Hadasit, as well as the other patents we have filed since.  Through our research and development efforts, we are seeking to develop an oral dosage form that will withstand the harsh chemical environment of the stomach or intestines and will be effective in delivering active insulin for the treatment of diabetes. The enzymes and vehicles that are added to the insulin in the formulation process must not modify chemically or biologically the insulin and the dosage form must be safe to ingest. We plan to continue to conduct clinical trials to show the effectiveness of our technology.  We intend to conduct the clinical trials necessary to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”).  Additional clinical trials are planned in other countries such as Israel, India and South Africa, in order to substantiate our results as well as for purposes of making future filings for drug approval in these countries. We also plan to conduct further research and development by deploying our proprietary drug delivery technology for the delivery of other polypeptides in addition to insulin, and to develop other innovative pharmaceutical products.

Long Term Business Strategy

If our oral insulin capsule or other drug delivery solutions show significant promise in clinical trials, we plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase III) to increase the likelihood of obtaining regulatory approvals and registrations in the appropriate markets in a timely manner. We further anticipate that such partner, or partners, would also be responsible for sales and marketing of our oral insulin capsule in these markets. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new oral dosage form for other polypeptides. While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. Under certain circumstances, we may determine to develop one or more of our oral dosage form on our own, either world-wide or in select territories.

Other Planned Strategic Activities

In addition to developing our own oral dosage form drug portfolio, we are, on an on-going basis, considering in-licensing and other means of obtaining additional technologies to complement and/or expand our current product portfolio. Our goal is to create a well-balanced product portfolio that will enhance and complement our existing drug portfolio.

Results of Operations

Going concern assumption

The accompanying financial statements have been prepared assuming that we will continue as a going concern. We have net losses for the period from inception (April 12, 2002) through February 28, 2011 of $14.2 million, as well as negative cash flow from operating activities. Based upon our existing spending plans, estimated at $5.4 million for the twelve months following March 1, 2011, and our cash availability, we do not have sufficient cash resources to meet our liquidity requirements through February 29, 2012. Accordingly, these factors raise substantial doubt about our ability to continue as a going concern. Management is in the process of evaluating various financing alternatives as we will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that we will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders.

The financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. Our continuation as a going concern is dependent on our ability to obtain additional financing as may be required and ultimately to attain profitability.

Critical accounting policies

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

The discussion and analysis of our financial condition and results of operations is based on our financial statements, which we prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Valuation of options and warrants: We granted options to purchase shares of our common stock to employees and consultants and issued warrants in connection with some of our financings.

We account for share based payments in accordance with the guidance that requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. We estimated forfeitures based on historical experience and anticipated future conditions.

We elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method based on the multiple-option award approach.

When stock options are granted as consideration for services provided by consultants and other non-employees, the transaction is accounted for based on the fair value of the consideration received or the fair value of the stock options issued, whichever is more reliably measurable, pursuant to the guidance. The fair value of the options granted is measured on a final basis at the end of the related service period and is recognized over the related service period using the straight-line method.

Taxes on income: Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have provided a full valuation allowance with respect to its deferred tax assets.

Regarding our subsidiary, Oramed Ltd., the guidance prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities.

Comparison of six month and three month periods ended February 28, 2011 and 2010 and Fiscal Year 2010 to Fiscal Year 2009

The following table summarizes certain statements of operations data for the Company for the six month and three month periods ended February 28, 2011 and 2010:

	Six months ended		Three months ended
Operating Data:	February 28, 2011	February 28, 2010	February 28, 2011	February 28, 2010

Research and development costs	$627,816	$516,057	$341,328	$183,572
General and administrative expenses	621,016	493,344	305,887	208,328
Financial (income) expense, net	(3,257)	(4,397)	(4,424)	311
Net loss for the period	1,245,575	1,005,004	$642,791	$392,211

Loss per common share – basic and diluted	$0.02	$0.02	$0.01	$0.01
Weighted average common shares outstanding	60,344,880	57,289,266	62,804,799	57,442,484

The following table summarizes certain statements of operations data for us for the twelve month periods ended August 31, 2010 and 2009:

	Year ended
Operating Data:	August 31, 2010	August 31, 2009

Research and development expenses, net	$1,463,886	$1,574,074
General and administrative expenses	1,508,667	1,210,044
Financial income, net	(10,148)	(21,047)
Loss before taxes on income	(2,962,405)	(2,763,071)
Taxes on income	14,971	(2,597)
Net loss for the period	$(2,977,376)	$(2,760,474)

Loss per common share – basic and diluted	$(0.05)	$(0.05)
Weighted average common shares outstanding	57,389,991	56,645,820

Research and development expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, payroll taxes, employee benefits, costs of registered patents materials, supplies, the cost of services provided by outside contractors, including services related to our clinical trials, clinical trial expenses, the full cost of manufacturing drug for use in research, preclinical development. All costs associated with research and development are expensed as incurred.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. We outsource a substantial portion of our clinical trial activities, utilizing external entities such as contract research organizations, independent clinical investigators, and other third-party service providers to assist us with the execution of our clinical studies. For each clinical trial that we conduct, certain clinical trial costs are expensed immediately, while others are expensed over time based on the expected total number of patients in the trial, the rate at which patients enter the trial, and the period over which clinical investigators or contract research organizations are expected to provide services.

Clinical activities which relate principally to clinical sites and other administrative functions to manage our clinical trials are performed primarily by contract research organizations, or CROs. CROs typically perform most of the start-up activities for our trials, including document preparation, site identification, screening and preparation, pre-study visits, training, and program management.

Clinical trial and pre-clinical trial expenses include regulatory and scientific consultants’ compensation and fees, research expenses, purchase of materials, cost of manufacturing of the oral insulin capsules, payments for patient recruitment and treatment, costs related to the maintenance of our registered patents, costs related to the filings of patent applications, as well as salaries and related expenses of research and development staff.

In August 2009, Oramed Ltd., our wholly owned Israeli subsidiary, was awarded a government grant amounting to a total net amount of NIS 3.1 million (approximately $813,000), from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel, or the OCS. This grant was used for research and development expenses for the period of February 2009 to June 2010. The funds were used by us to support further research and development and clinical study of our oral insulin capsule and Oral GLP1-analog. In December 2010, Oramed Ltd., was awarded another grant amounting to a total net amount of NIS 2.9 million (approximately $807,000) from the OCS, which was designated for research and development expenses for the period of July 2010 to June 2011. We used the funds to support further research and development and clinical study of our oral insulin capsule and Oral GLP1-analog. The two grants are subject to repayment according to the terms determined by the OCS and applicable law.  See "--Government Grants" below.

During the six months ended February 28, 2011 research and development expenses totaled $627,816, compared to $516,057 for the six months ended February 28, 2010. The increase is mainly attributable to an increase in stock based compensation costs due to amortization of options granted in the prior period. At this stage, we do not expect our stock based compensation costs to continue to increase. The research and development costs include stock based compensation costs, which during the six months ended February 28, 2011 totaled $162,896 as compared to $42,508 during the six months ended February 28, 2010.

The increase in research and development expenses during the three months ended February 28, 2011 as compared to the three months ended February 28, 2010 is attributable to the same reasons described in the immediate preceding paragraph.

During the year ended August 31, 2010, research and development expenses totaled $1,463,886, compared to $1,574,074 for the year ended August 31, 2009. The decrease is mainly attributable to a decrease in the purchase of clinical materials. The research and development costs include stock based compensation costs, which during the year ended August 31, 2010 totaled $341,203, as compared to $264,861 during the year ended August 31, 2009.

Government Grants

The Government of Israel encourages research and development projects through the OCS, pursuant to the Law for the Encouragement of Industrial Research and Development, 1984, as amended, commonly referred to as the “R&D Law”.  Under the R&D Law, a research and development plan that meets specified criteria is eligible for a grant of up to 50% of certain approved research and development expenditures. Each plan must be approved by the OCS.

In the six and three months ended February 28, 2011, we recognized research and development grants in an amount of $208,674 and $56,698, respectively.  As of February 28, 2011, we had no contingent liabilities to the OCS.

In the years ended August 31, 2010 and 2009, we recognized research and development grants in an amount of $350,198 and $400,405, respectively. As of August 31, 2010, we had no contingent liabilities to the OCS.

Under the terms of the grants we received from the OCS, we are obligated to pay royalties of 3% to 3.5% on all revenues derived from the sale of the products developed pursuant to the funded plans, including revenues from licenses.  Pursuant to a proposed amendment to the R&D Law, our royalty rate may be 3% to 6% per annum. Royalties are payable up to 100% of the amount of such grants, or up to 300% as detailed below, linked to the U.S. Dollar, plus annual interest at LIBOR. The payment of royalties is on all revenues derived from the sale of the products developed pursuant to the funded plans, including revenues from licensed ancillary services.

The R&D Law generally requires that a product developed under a program be manufactured in Israel. However, upon notification to the OCS (and provided that the OCS does not object within 30 days), up to 10% of a company’s approved Israeli manufacturing volume, measured on an aggregate basis, may be transferred outside of Israel. In addition, upon the approval of the Chief Scientist, a greater portion of the manufacturing volume may be performed outside of Israel, provided that the grant recipient pays royalties at an increased rate, which may be substantial, and the aggregate repayment amount is increased up to 300% of the grant, depending on the portion of the total manufacturing volume that is performed outside of Israel. The R&D Law further permits the OCS, among other things, to approve the transfer of manufacturing rights outside Israel in exchange for an import of different manufacturing into Israel as a substitute, in lieu of the increased royalties. The R&D Law also allows for the approval of grants in cases in which the applicant declares that part of the manufacturing will be performed outside of Israel or by non-Israeli residents and the research committee is convinced that doing so is essential for the execution of the program.  This declaration will be a significant factor in the determination of the OCS whether to approve a program and the amount and other terms of benefits to be granted.  For example, an increased royalty rate and repayment amount might be required in such cases.

The R&D Law also provides that know-how developed under an approved research and development program may not be transferred to third parties in Israel without the approval of the research committee.  Such approval is not required for the sale or export of any products resulting from such research or development. The R&D Law further provides that the know-how developed under an approved research and development program may not be transferred to any third parties outside Israel, except in certain special circumstances and subject to the OCS’ prior approval. The OCS may approve the transfer of OCS-funded know-how outside Israel, generally in the following cases: (a) the grant recipient pays to the OCS a portion of the sale price paid in consideration for such OCS-funded know-how or the price paid in consideration for the sale of the grant recipient itself, as the case may be (according to certain formulas), or (b) the grant recipient receives know-how from a third party in exchange for its OCS-funded know-how, or (c) such transfer of OCS-funded know-how arises in connection with certain types of cooperation in research and development activities.

The R&D Law imposes reporting requirements with respect to certain changes in the ownership of a grant recipient.  The law requires the grant recipient and its controlling shareholders and foreign interested parties to notify the OCS of any change in control of the recipient or a change in the holdings of the means of control of the recipient that results in a non-Israeli becoming an interested party in the recipient, and requires the new interested party to undertake to the OCS to comply with the R&D Law.  In addition, the rules of the OCS may require additional information or representations in respect of certain such events. For this purpose, “control” is defined as the ability to direct the activities of a company other than any ability arising solely from serving as an officer or director of the company.  A person is presumed to have control if such person holds 50% or more of the means of control of a company.  “Means of control” refers to voting rights or the right to appoint directors or the chief executive officer.  An “interested party” of a company includes a holder of 5% or more of its outstanding share capital or voting rights, its chief executive officer and directors, someone who has the right to appoint its chief executive officer or at least one director, and a company with respect to which any of the foregoing interested parties owns 25% or more of the outstanding share capital or voting rights or has the right to appoint 25% or more of the directors.  Accordingly, any non-Israeli who acquires 5% or more of our ordinary shares will be required to notify the OCS that it has become an interested party and to sign an undertaking to comply with the R&D Law.

General and administrative expenses

General and administrative expenses include the salaries and related expenses of our management, consulting costs, legal and professional fees, traveling, business development costs, insurance expenses and other general costs.

For the six months ended February 28, 2011, general and administrative expenses totaled $621,016 compared to $493,344 for the six months ended February 28, 2010. Costs incurred related to general and administrative activities during the six months ended February 28, 2011 reflect an increase in professional fee expenses as well as stock options granted to employees and consultants. During the six months ended February 28, 2011, as part of our general and administrative expenses, we incurred $172,901 related to stock options granted to employees and consultants, as compared to $113,195 during the six months ended February 28, 2010.

The increase in general and administrative expenses during the three months ended February 28, 2011 as compared to the three months ended February 28, 2010 is attributable to the same reasons described in the immediate preceding paragraph .

For the year ended August 31, 2010, general and administrative expenses totaled $1,508,667 compared to $1,210,044 for the year ended August 31, 2009. Costs incurred related to general and administrative activities during the year ended August 31, 2010 reflect an increase of professional, legal and consulting expenses and an increase in business development costs. During the year ended August 31, 2010, as part of our general and administrative expenses, we incurred $466,623 related to stock options granted to employees and consultants, as compared to $288,338 during the year ended August 31, 2009.

Financial income/expense, net

During the six month periods ended February 28, 2011 and 2010, we generated interest income on available cash and cash equivalents which was offset by bank charges and imputed interest.

During the year ended August 31, 2010, we generated interest income on available cash and cash equivalents balance which were offset by bank charges. During the year ended August 31, 2009, we incurred imputed interest expenses on convertible notes issued as well as bank charges.

The decrease in the interest income for the year ending August 31, 2010, as compared with the year ended August 31, 2009, is attributable to the decrease in interest rates in both the United States and the State of Israel, and to decrease in cash and cash equivalents.

Liquidity and Capital Resources

Since inception through February 28, 2011, we incurred losses in an aggregate amount of $14.2 million. Since inception through February 28, 2011, we have financed our operations through the private placements of equity and debt financings, raising a total of $11.1 million, net of transaction costs. We will seek to obtain additional financing through similar sources. As of February 28, 2011, we had $1.9 million of available cash as well as $1.8 million in short term interest bearing investments. We anticipate that we will require approximately $5.4 million to finance our activities during the twelve months following March 1, 2011.

Management is in the process of evaluating various financing alternatives as we will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that we will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders as well as receive additional funding from the OCS.

During our fiscal years 2009 and 2010 we issued 1,312,515 common shares to various third party vendors for services rendered.  The aggregate value of those shares was approximately $589,000.  We also consummated a private placement by selling 937,500 units at a purchase price of $0.32 per unit for a total consideration of $300,000. Each unit consisted of one share of common stock and 0.35 share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock for a period of five years at an exercise price of $0.50.

Our recent financing activities include the following:

•	In September 2010 and January 2011, we issued a total of 353,714 shares of our common stock, valued at $119,800, in the aggregate, to Swiss Caps AG as remuneration for services rendered.

•
In March 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per Share. These amounts include the $250,000 investment by D.N.A made in connection with our technology transaction on March 31, 2011.

•
On March 31, 2011, we consummated a transaction with D.N.A for the sale of 781,250 shares of common stock and warrants to purchase up to 273,438 shares of common stock, for a total purchase price of $250,000 in cash.  The shares and warrants were sold in units at a price per unit of $0.32, each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The warrants have an exercise price of $0.50 per share, subject to adjustment, and a term of five years commencing from the closing of the transaction.  D.N.A's $250,000 investment in Oramed is included in the private placement described in the immediately preceding paragraph.

•
In April 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we agreed to sell to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per Share.

•	In May 2011, we issued 176,923 shares of our common stock, valued at $47,769, in the aggregate, to Swiss Caps AG as remuneration for services rendered in the past.

•	In May 2011, we issued 200,00 shares of our common stock, valued at $60,000, in the aggregate, to New Castle Consulting, LLC as remuneration for services to be rendered.

Employee's and Consultant’s Stock Options and Warrants

Employee and consultant stock options grant and warrant issuance activities for the fiscal year 2010 include the following:

•	On November 23, 2009 we granted options under the 2008 Stock Incentive Plan to purchase up to 100,000 shares of our common stock at an exercise price of $0.76 to a consultant.

•	On November 23, 2009 we granted options under the 2008 Stock Incentive Plan to purchase up to 36,000 shares of our common stock at an exercise price of $0.46 to an employee of our subsidiary.

•
On March 16, 2010, 50,000 options were granted to a consultant of our subsidiary at an exercise price of $0.50 per share. The options vest in three equal annual installments commencing on March 16, 2011 and will expire on March 15, 2015.

•
On March 16, 2010, 100,000 options were granted to a consultant of the Company at an exercise price of $0.43 per share. The options vest in three equal monthly installments commencing on March 30, 2010 and will expire on March 15, 2015.

•
On March 16, 2010, 13,200 options were granted to a consultant of the Company at an exercise price of $0.43 per share. The options vest in six monthly installments commencing on March 30, 2010 and will expire on March 15, 2015.

•
On March 25, 2010, 100,000 options were granted to a consultant of the Company at an exercise price of $0.50 per share. The options vest in four equal quarterly installments commencing on May 17, 2010 and will expire on March 24, 2015.

•
On April 21, 2010, 864,000 options were granted to each of Nadav Kidron and Miriam Kidron under the 2008 Stock Option Plan at an exercise price of $0.49 per share, 108,000 of such options vested immediately on the date of grant and the remainder will vest in twenty equal monthly installments, commencing on May 31, 2010. The options have an expiration date of April 20, 2020.

•
On July 8, 2010, 300,000 options were granted to a director at an exercise price of $0.48 per share. The options vest in three equal annual installments commencing on July 8, 2011 and will expire on July 7, 2020.

Employee and consultant stock options grant and warrant issuance activities for the fiscal year 2011 include the following:

•
On February 15, 2011, 250,000 options were granted to a consultant of the Company at an exercise price of $0.50 per share. The options vest in five equal quarterly installments commencing on February 16, 2011 and will expire on February 16, 2021.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Planned Expenditures

The estimated expenses referenced herein are in accordance with our business plan. Since our technology is still in the development stage, it can be expected that there will be changes in some budgetary items. Our planned expenditures for the twelve months beginning March 1, 2011 are as follows:

Category	Amount

Research and development costs, net of OCS funds	$4,358,000
General and administrative expenses	1,044,000
Financial income, net	1,000
Taxes on income	-
Total	$5,404,000

As previously indicated, we are planning to conduct further clinical studies as well as file an IND application with the FDA for our orally ingested insulin. Our ability to proceed with these activities is dependent on several major factors including the ability to attract sufficient financing on terms acceptable to us.

OUR BUSINESS

General

We are a pharmaceutical company engaged in the research and development of innovative pharmaceutical solutions, including an orally ingestible insulin capsule or tablet to be used for the treatment of individuals with diabetes, and the use of orally ingestible capsules, tablets or pills for delivery of other polypeptides.

Oral Insulin: We are seeking to revolutionize the treatment of diabetes through our proprietary flagship product, an orally ingestible insulin capsule (ORMD0801) currently in Phase 2 clinical trials. Our technology allows insulin to travel from the gastrointestinal tract via the portal vein to the bloodstream, revolutionizing the manner in which insulin is delivered. It enables its passage in a more physiological manner than current delivery methods of insulin.

Through our research and development efforts, we are developing an oral dosage form that will withstand the harsh chemical environment of the stomach or intestines and will be effective in delivering active insulin for the treatment of diabetes. The proteins and vehicles that are added to the insulin in the formulation process must not modify chemically or biologically, and the insulin and the dosage form must be safe to ingest.

Our research and development team has performed numerous animal studies to optimize the composition and functionality of their oral insulin (ORMD0801) modality and to demonstrate its safety and efficacy. Our studies have confirmed the feasibility of lowering blood glucose levels with an orally administered form of insulin that is both safe and effective.

Our technology is a platform that has the potential to deliver medications and vaccines orally that today can only be delivered via injection.

Diabetes: Diabetes is a disease in which the body does not produce or properly use insulin. Insulin is a hormone that causes sugar to be absorbed into cells, where the sugar is converted into energy needed for daily life. The cause of diabetes is attributed both to genetics (type 1 diabetes) and, most often, to environmental factors such as obesity and lack of exercise (type 2 diabetes).

According to the International Diabetes Federation ("IDF"), an estimated 285 million people worldwide suffered from diabetes in 2010. In the United States there were approximately 26.8 million people with diabetes, or 8.7% of the United States population in 2010. The IDF predicts that the number of people worldwide with diabetes will exceed 435 million in 2030 if the current rate of growth continues unchecked.

Diabetes now affects seven percent of the world’s adult population and claims four million lives every year. The disease is a leading cause of blindness, kidney failure, heart attack, stroke and amputation. Diabetes was estimated to cost the world economy at least $376 billion in 2010, or 11.6% of total world healthcare expenditure. By 2030, this number is projected to exceed $490 billion. More than 80% of diabetes spending is in the world’s richest countries and not in the poorer countries, where over 70% of people with diabetes now live.

The regions with the highest comparative prevalence rates are North America, where 10.2% of the adult population has diabetes, followed by the Middle East and North Africa with 9.3%. The regions with the highest number of people living with diabetes are the Western Pacific, where some 77 million people have diabetes and South East Asia with 59 million.

Each year seven million people develop diabetes. The most dramatic increases in type 2 diabetes have occurred in populations where there have been rapid and major improvements in living standards, demonstrating the important role played by lifestyle factors and the potential for reversing the global epidemic.

Intellectual Property: We own a portfolio of patents and patent applications covering our technologies and we are aggressively protecting these technology developments on a worldwide basis.

Management: We are led by a highly-experienced management team knowledgeable in the treatment of diabetes. Our Chief Medical and Technology Officer, Miriam Kidron, PhD, is a world-recognized pharmacologist and a biochemist and the innovator primarily responsible for our oral insulin technology development and know-how.

Scientific Advisory Board: Our management team has access to our internationally recognized Scientific Advisory Board whose members are thought-leaders in their respective areas. The Advisory Board is comprised of Dr. Nir Barzilai, Professor Ele Ferrannini, Professor Avram Hershko, Dr. Derek LeRoith, Dr. John Amatruda and Dr. Michael Berelowitz acting as Chairman.

Strategy

Short Term Business Strategy

We plan to conduct further research and development on the technology covered by the patent application "Methods and Composition for Oral Administration of Proteins", which we acquired from Hadasit, as well as the other patents we have filed since.  Through our research and development efforts, we are seeking to develop an oral dosage form that will withstand the harsh chemical environment of the stomach or intestines and will be effective in delivering active insulin for the treatment of diabetes. The enzymes and vehicles that are added to the insulin in the formulation process must not modify chemically or biologically the insulin, and the dosage form must be safe to ingest. We plan to continue to conduct clinical trials to show the effectiveness of our technology.  We intend to conduct the clinical trials necessary to file an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (the “FDA”).  Additional clinical trials are planned in other countries such as Israel, India and South Africa, in order to substantiate our results as well as for purposes of making future filings for drug approval in these countries. We also plan to conduct further research and development by deploying our proprietary drug delivery technology for the delivery of other polypeptides in addition to insulin, and to develop other innovative pharmaceutical products.

Long Term Business Strategy

If our oral insulin capsule or other drug delivery solutions show significant promise in clinical trials, we plan to ultimately seek a strategic commercial partner, or partners, with extensive experience in the development, commercialization, and marketing of insulin applications and/or other orally digestible drugs. We anticipate such partner or partners would be responsible for, or substantially support, late stage clinical trials (Phase III) to increase the likelihood of obtaining regulatory approvals and registrations in the appropriate markets in a timely manner. We further anticipate that such partner, or partners, would also be responsible for sales and marketing of our oral insulin capsule in these markets. Such planned strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions and other regulatory requirements concerning future clinical development in the United States and elsewhere. Any future strategic partner, or partners, may also provide capital and expertise that would enable the partnership to develop new oral dosage form for other polypeptides. While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. Under certain circumstances, we may determine to develop one or more of our oral dosage form on our own, either world-wide or in select territories.

Other Planned Strategic Activities

In addition to developing our own oral dosage form drug portfolio, we are, on an on-going basis, considering in-licensing and other means of obtaining additional technologies to complement and/or expand our current product portfolio. Our goal is to create a well-balanced product portfolio that will enhance and complement our existing drug portfolio.

Product Development

Orally Ingestible Insulin: During fiscal year 2007 we conducted several clinical studies of our orally ingestible insulin. The studies were intended to assess both the safety/tolerability and absorption properties of our proprietary oral insulin. Based on the pharmacokinetic and pharmacologic outcomes of these trials, we decided to continue the development of our oral insulin product.

On November 15, 2007, we successfully completed animal studies in preparation for the Phase 1B clinical trial of our oral insulin capsule (ORMD0801).  On January 22, 2008, we commenced the non-FDA approved Phase 1B clinical trials with our oral insulin capsule, in healthy human volunteers with the intent of dose optimization.  On March 11, 2008, we successfully completed our Phase 1B clinical trials.

On April 13, 2008, we commenced a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) in type 2 diabetic volunteers at Hadassah Medical Center in Jerusalem. On August 6, 2008, we announced the successful results of this trial.

In July 2008 we were granted approval by the Institutional Review Board Committee of Hadassah Medical Center in Jerusalem to conduct a non-FDA approved Phase 2A study to evaluate the safety and efficacy of our oral insulin capsule (ORMD0801) on type 1 diabetic volunteers. On September 24, 2008, we announced the beginning of this trial. On July 21, 2009 we reported positive results from this trial.

On September 14, 2010, we reported the successful results of an exploratory clinical trial testing the effectiveness of our oral insulin capsule (ORMD0801) in type 1 diabetes patients suffering from uncontrolled diabetes.  Unstable or labile diabetes is characterized by recurrent, unpredictable and dramatic blood glucose swings often linked with irregular hyperglycemia and sometimes serious hypoglycemia affecting type 1 diabetes patients.  This newly completed exploratory study was a proof of concept study for defining a novel indication for ORMD0801. The encouraging results justify further clinical development of ORMD0801 capsule application toward management of uncontrolled diabetes.

On February 10, 2010, we entered into agreements with Vetgenerics Research G. Ziv Ltd., a clinical research organization, to conduct a toxicology trial on our oral insulin capsules. On March 23, 2011, we reported that we successfully completed the resulting comprehensive toxicity study for our oral insulin capsule (ORMD0801). The study was completed under conditions prescribed by the FDA Good Laboratory Practices regulations and is the last study required to be performed before filing an IND filing.

On April 21, 2009, we entered into a consulting service agreement with ADRES Advanced Regulatory Services Ltd. (“ADRES”), pursuant to which ADRES will provide services for the purpose of filing an IND application with the FDA for a Phase 2 study according to the FDA requirements. The FDA approval process and, if approved, registration for commercial use as an oral drug can take several years.

In May 2009, we commenced a non-FDA approved Phase 2B study in South Africa to evaluate the safety, tolerability and efficacy of our oral insulin capsule (ORMD0801) on type 2 diabetic volunteers. On May 6, 2010, we reported that the capsule was found to be well tolerated and exhibited a positive safety profile. No cumulative adverse effects were reported throughout this first study of extended exposure to the capsule.

GLP-1 Analog: On September 16, 2008 we announced the launch of pre-clinical trials of ORMD0901, a GLP-1-analog.  The pre-clinical trials include animal studies which suggest that the GLP-1analog (exenatide-4) when combined with Oramed’s absorption promoters is absorbed through the gastrointestinal tract and retains its biological activity.

On September 9, 2009, we received approval from the Institutional Review Board (IRB) in Israel to commence human clinical trials of an oral GLP-1 analog. The approval was granted after successful pre-clinical results were reported. The trials are being conducted on healthy volunteers at Hadassah University Medical Center in Jerusalem. We anticipate that the results of these trials will be released in the near future.

Glucagon-like peptide-1 (GLP-1) is an incretin hormone - a type of gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. The incretin concept was hypothesized when it was noted that glucose ingested by mouth (oral) stimulated two to three times more insulin release than the same amount of glucose administered intravenously. In addition to stimulating insulin release, GLP-1 was found to suppress glucagon release (hormone involved in regulation of glucose) from the pancreas, slow gastric emptying to reduce the rate of absorption of nutrients into the blood stream, and increase satiety. Other important beneficial attributes of GLP-1 are its effects of increasing the number of beta cells (cells that manufacture and release insulin) in the pancreas and, possibly, protection of the heart.

Raw Materials: Our oral insulin capsule is currently manufactured by Swiss Caps AG, under a Clinical Trail Manufacturing Agreement.

On July 5, 2010, our subsidiary entered into a Manufacturing Supply Agreement (MSA) with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply our subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the United States.

The raw materials required for the manufacturing of the capsule are purchased from third parties, under separate agreements.  We generally depend upon a limited number of suppliers for the raw materials.  Although alternative sources of supply for these materials are generally available, we could incur significant costs and disruptions in changing suppliers.  The termination of our relationships with our suppliers or the failure of these suppliers to meet our requirements for raw materials on a timely and cost-effective basis could materially adversely affect our business, prospects, financial condition and results of operations.

Patents and Licenses

We maintain a proactive intellectual property strategy which includes patent filings in multiple jurisdictions, including the United States and other commercially significant markets. We hold 34 patent applications currently pending with respect to various compositions, methods of production oral administration of proteins and exenatide. Expiration dates for pending patents will fall in 2026 – 2028.

Consistent with our strategy to seek protection in key markets worldwide, we have been and will continue to pursue the patent applications and corresponding foreign counterparts of such applications.  We believe that our success will depend on our ability to obtain patent protection for our intellectual property.

Our patent strategy is as follows:

•	Aggressively protect all current and future technological developments to assure strong and broad protection by filing patents and/or continuations in part as appropriate;

•	Protect technological developments at various levels, in a complementary manner, including the base technology, as well as specific applications of the technology; and

•	Establish comprehensive coverage in the U.S. and in all relevant foreign markets in anticipation of future commercialization opportunities.

The validity, enforceability, written supports, and breadth of claims in our patent applications involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents based on pending patent applications or any future patent applications filed by us will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to us, that any of the patents that have been or may be issued to us will be held valid or enforceable if subsequently challenged, or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of our technology or design around any patents that have been or may be issued to us. Since patent applications in the United States are maintained in secrecy for the initial period of time following filing, we also cannot be certain that others did not first file applications for inventions covered by our pending patent applications, nor can we be certain that we will not infringe any patents that may be issued to others on such applications.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Our success will also depend in part on our ability to commercialize our technology without infringing the proprietary rights of others. No assurance can be given that patents do not exist or could not be filed which would have an adverse affect on our ability to market our technology or maintain our competitive position with respect to our technology. If our technology components, products, processes or other subject matter are claimed under other existing United States or foreign patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing our proposed technology or the inability to proceed with the development, manufacture or sale of products requiring such licenses, which could have a material adverse affect on our business, financial condition and results of operations. If we are required to defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our development and commercialization of our technology.

Partnerships and Collaborative Arrangements

We believe that working together with strategic partners will expedite product formulation, production and approval.

On February 17, 2006, we entered into an agreement with Hadasit to provide consulting and clinical trial services.

On October 30, 2006, we entered into a Clinical Trial Manufacturing Agreement with Swiss Caps AG (“Swiss”), pursuant to which Swiss currently manufactures the oral insulin capsule developed by us.

During April 2008, we entered into a five year master services agreement with SAFC, an operating division of Sigma-Aldrich, Inc., pursuant to which SAFC is providing services for individual projects, which may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, pre-clinical services, pharmaceutical sciences services, and other research and development services.

On April 21, 2009, we entered into a consulting service agreement with ADRES, pursuant to which ADRES will provide services for the purpose of filing an IND application with the FDA for a Phase 2 study in accordance with FDA requirements. The FDA approval process and, if approved, registration for commercial use as an oral drug can take several years.

On July 8, 2009 we entered into an additional agreement with Hadasit, to facilitate additional clinical trials to be performed at Hadassah Medical Center in Jerusalem.

On February 10, 2010, we entered into agreements with Vetgenerics Research G. Ziv Ltd., a clinical research organization (CRO), to conduct a toxicology trial on our oral insulin capsules.

On May 2, 2010, we entered into an additional agreement with SAFC Pharma, a division of the Sigma-Aldrich Corporation, to develop a process to produce one of our oral capsule ingredients.

On July 5, 2010, our subsidiary entered into an MSA with sanofi-aventis. According to the MSA, sanofi-aventis will supply our subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the United States.

Out-Licensed Technology

On June 1, 2010, our subsidiary, Oramed Ltd., entered into a joint venture agreement with D.N.A Biomedical Solutions Ltd. (formerly Laser Detect Systems Ltd), an Israeli company listed on the Tel Aviv Stock Exchange ("D.N.A"), for the establishment of a new company to be called Entera Bio Ltd. ("Entera").  Under the terms of a license agreement that was entered into between Oramed and Entera in August 2010, we out-licensed technology to Entera, on an exclusive basis, for the development of oral delivery drugs for certain indications to be agreed upon between the parties.  The out-licensed technology differs from our main delivery technology that is used for oral insulin and GLP 1 Analog and is subject to different patent applications. Entera's initial development effort is for an oral formulation for the treatment of osteoporosis. The license was royalty-free unless our ownership interest in Entera decreased to 30% or less of its outstanding share capital, in which case royalties would be payable with respect to revenues derived from certain indications. Under certain circumstances, Entera may have received ownership of the licensed technology, in which case we would have received a license back on the same terms.  D.N.A initially invested $600,000 in Entera, and Entera was initially owned in equal parts by Oramed and D.N.A. Entera's Chief Executive Officer, Dr. Phillip Schwartz, will be granted options to purchase ordinary shares of Entera, reflecting 9.9% of Entera's share capital, upon full exercise.

On February 22, 2011, Oramed Ltd. entered into a share purchase agreement with D.N.A for the sale of 47% of Entera's outstanding share capital on an undiluted basis. As consideration for the Entera shares, Oramed received a promissory note issued by D.N.A in the principal amount of $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A, having an aggregate market value of approximately $700,000.  In addition, D.N.A agreed to invest $250,000 in our private placement, for which it received 781,250 shares of our common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share.

As part of the transaction, we entered into a patent transfer agreement (to replace the original license agreement upon closing) according to which Oramed assigned to Entera all of its right, title and interest in and to the patent application that it had licensed to Entera in August 2010.  Under this agreement, Oramed Ltd. is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent application for use in respect of diabetes and influenza.

The closing of the abovementioned transactions took place on March 31, 2011.  On the closing date, Oramed, Entera and D.N.A terminated the joint venture agreement entered into on June 1, 2010 in connection with the formation of Entera.

Government Regulation

The Drug Development Process

Regulatory requirements for the approval of new drugs vary from one country to another. In order to obtain approval to market our drug portfolio, we need to go through a different regulatory process in each country in which we apply for such approval. In some cases information gathered during the approval process in one country can be used as supporting information for the approval process in another country. The FDA compliance requirements are considered to be one of the most stringent worldwide. The following is a summary of the FDA’s requirements.

The FDA requires that pharmaceutical and certain other therapeutic products undergo significant clinical experimentation and clinical testing prior to their marketing or introduction to the general public. Clinical testing, known as clinical trials or clinical studies, is either conducted internally by life science, pharmaceutical, or biotechnology companies or is conducted on behalf of these companies by contract research organizations.

The process of conducting clinical studies is highly regulated by the FDA, as well as by other governmental and professional bodies.  Below we describe the principal framework in which clinical studies are conducted, as well as describe a number of the parties involved in these studies.

Protocols.  Before commencing human clinical studies, the sponsor of a new drug or therapeutic product must submit an IND application, to the FDA. The application contains what is known in the industry as a protocol.  A protocol is the blueprint for each drug study. The protocol sets forth, among other things, the following:

•	who must be recruited as qualified participants;

•	how often to administer the drug or product;

•	what tests to perform on the participants; and

•	what dosage of the drug or amount of the product to give to the participants.

Institutional Review Board. An institutional review board is an independent committee of professionals and lay persons which reviews clinical research studies involving human beings and is required to adhere to guidelines issued by the FDA. The institutional review board does not report to the FDA, but its records are audited by the FDA. Its members are not appointed by the FDA. All clinical studies must be approved by an institutional review board. The institutional review board’s role is to protect the rights of the participants in the clinical studies. It approves the protocols to be used, the advertisements which the company or contract research organization conducting the study proposes to use to recruit participants, and the form of consent which the participants will be required to sign prior to their participation in the clinical studies.

Clinical Trials.  Human clinical studies or testing of a potential product are generally done in three stages known as Phase I through Phase III testing.  The names of the phases are derived from the regulations of the FDA. Generally, there are multiple studies conducted in each phase.

•   Phase I. Phase I studies involve testing a drug or product on a limited number of healthy participants, typically 24 to 100 people at a time. Phase I studies determine a product’s basic safety and how the product is absorbed by, and eliminated from, the body.  This phase lasts an average of six months to a year.

•   Phase II. Phase II trials involve testing up to 200 participants at a time who may suffer from the targeted disease or condition. Phase II testing typically lasts an average of one to two years.  In Phase II, the drug is tested to determine its safety and effectiveness for treating a specific illness or condition.  Phase II testing also involves determining acceptable dosage levels of the drug.  If Phase II studies show that a new drug has an acceptable range of safety risks and probable effectiveness, a company will continue to review the substance in Phase III studies.

•   Phase III. Phase III studies involve testing large numbers of participants, typically several hundred to several thousand persons. The purpose is to verify effectiveness and long-term safety on a large scale. These studies generally last two to three years. Phase III studies are conducted at multiple locations or sites.  Like the other phases, Phase III requires the site to keep detailed records of data collected and procedures performed.

New Drug Approval. The results of the clinical trials are submitted to the FDA as part of a new drug application (“NDA”). Following the completion of Phase III studies, assuming the sponsor of a potential product in the United States believes it has sufficient information to support the safety and effectiveness of its product, it submits an NDA to the FDA requesting that the product be approved for marketing. The application is a comprehensive, multi-volume filing that includes the results of all clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging and labeling the product. The FDA’s review of an application can take a few months to many years, with the average review lasting 18 months.  Once approved, drugs and other products may be marketed in the United States, subject to any conditions imposed by the FDA.

Phase IV.  The FDA may require that the sponsor conduct additional clinical trials following new drug approval. The purpose of these trials, known as Phase IV studies, is to monitor long-term risks and benefits, study different dosage levels or evaluate safety and effectiveness.  In recent years, the FDA has increased its reliance on these trials. Phase IV studies usually involve thousands of participants. Phase IV studies also may be initiated by the company sponsoring the new drug to gain broader market value for an approved drug. For example, large-scale trials may also be used to prove effectiveness and safety of new forms of drug delivery for approved drugs. Examples may be using an inhalation spray versus taking tablets or a sustained-release form of medication versus capsules taken multiple times per day.

The drug approval process is time-consuming, involves substantial expenditures of resources, and depends upon a number of factors, including the severity of the illness in question, the availability of alternative treatments, and the risks and benefits demonstrated in the clinical trials.

Other Regulations

Various Federal and state laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research are applicable to our activities.  They include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation.  The extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted.

Competition

Competition in General

Competition in the area of biomedical and pharmaceutical research and development is intense and significantly depends on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. Our competitors include major pharmaceutical, medical products, chemical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. We are aware of certain other products manufactured or under development by competitors that are used for the treatment of the diseases and health conditions that we have targeted for product development. We can provide no assurance that developments by others will not render our technology obsolete or noncompetitive, that we will be able to keep pace with new technological developments or that our technology will be able to supplant established products and methodologies in the therapeutic areas that are targeted by us. The foregoing factors could have a material adverse affect on our business, prospects, financial condition and results of operations. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants.

Competition within our sector is increasing, so we will encounter competition from existing firms that offer competitive solutions in diabetes treatment solutions. These competitive companies could develop products that are superior to, or have greater market acceptance, than the products being developed by us. We will have to compete against other biotechnology and pharmaceutical companies with greater market recognition and greater financial, marketing and other resources.

Our competition will be determined in part by the potential indications for which our technology is developed and ultimately approved by regulatory authorities. In addition, the first product to reach the market in a therapeutic or preventive area is often at a significant competitive advantage relative to later entrants to the market. Accordingly, the relative speed with which we, or our potential corporate partners, can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, develop and implement production and marketing plans, obtain and maintain patent protection and secure adequate capital resources. We expect our technology, if approved for sale, to compete primarily on the basis of product efficacy, safety, patient convenience, reliability, value and patent position.

Competition for our Oral Insulin Capsule

We anticipate the oral insulin capsule to be a competitive diabetes drug because of its anticipated efficacy and safety profile. The following are treatment options for type 1 and type 2 diabetic patients:

•	Insulin injections;

•	Insulin pumps;

•	Insulin inhalers; or

•	a combination of diet, exercise and oral medication which improve the body's response to insulin or cause the body to produce more insulin.

Several entities who are developing oral insulin capsules and other alternative oral insulin as well as the development stage are thought to be: Diabetology (UK, Phase 2), Emisphere Technologies (US, Phase 2), Biocon (India), Apollo Life Sciences (Australia, Phase 1), Generex (Canada, Phase 3) – Buccal delivery, Biodel (US, Phase 3) – Sublingual delivery and MannKind (US) -Inhaled delivery

Scientific Advisory Board

We maintain a scientific advisory board consisting of internationally recognized scientists who advise us on scientific and technical aspects of our business. The scientific advisory board meets periodically to review specific projects and to assess the value of new technologies and developments to us.  In addition, individual members of the scientific advisory board meet with us periodically to provide advice in particular areas of expertise. The scientific advisory board consists of the following members, information with respect to whom is set forth below: Professor Avram Hershko, Dr. Nir Barzilai, Professor Ele Ferrannini, Dr. Derek LeRoith, Dr. John Amatruda and our director Dr. Michael Berelowitz acting as Chairman. See "Management – Directors and Executive Officers" for certain information about Dr. Berelowitz.

We have entered into an agreement with Dr. Berelowitz pursuant to which we will pay him certain fee as compensation for serving as Chaiman.

Professor Avram Hershko, MD PhD joined the Oramed Scientific Advisory Board in July 2008. He earned his MD degree (1965) and PhD degree (1969) from the Hebrew University- Hadassah Medical School of Jerusalem, a period which included service as a physician in the Israel Defense Forces (1965-67). After a post-doctoral fellowship with Gordon Tomkins at the University of San Francisco (1969-72), he joined the faculty of the Haifa Technion becoming professor in 1980. He is now Distinguished Professor in the Unit of Biochemistry in the B. Rappaport Faculty of Medicine of the Technion. Professor Hershko’s main research interests concern the mechanisms by which cellular proteins are degraded, a formerly neglected field of study. Hershko and his colleagues showed that cellular proteins are degraded by a highly selective proteolytic system. This system tags proteins for destruction by linkage a protein called ubiquitin, which had previously been identified in many tissues, but whose function was previously unknown. Subsequent work in Hershko's and many other laboratories has shown that the ubiquitin system has a vital role in controlling a wide range of cellular processes, such as the regulation of cell division, signal transduction and DNA repair. Professor Hershko was awarded the Nobel Prize in Chemistry (2004) jointly with his former PhD student Aaron Ciechanover and their colleague Irwin Rose. His many honors include the Israel Prize for Biochemistry (1994), the Gardner Award (1999), the Lasker Prize for Basic Medical Research (2000), the Wolf Prize for Medicine (2001) and the Louisa Gross Horwitz Award (2001). Hershko is a member of the Israel Academy of Sciences (2000) and a Foreign Associate of the US Academy of Sciences (2003).

Derek LeRoith MD PhD joined the Oramed Scientific Advisory Board in January 2007. He is currently the Chief of the Division of Endocrinology, Diabetes and Bone Diseases at Mt. Sinai School of Medicine, NY. Dr. LeRoith has worked at the NIH since 1979 in the field of Endocrinology and Diabetes and rose to be Diabetes Branch at the National Institutes of Health in Bethesda MD, a position he held until 2005. His main interests have focused on the role of insulin and the insulin-like growth factors in normal physiology and disease states. In these areas he has published over 500 peer-reviewed articles and reviews in high profile journals. He is also the senior editor of a textbook on diabetes, now in its third edition and has edited books on the insulin-like growth factors. Dr. LeRoith has made major contributions in our understanding of the basic pathophysiology of type 2 diabetes and also the role of the IGFs in various disorders especially in cancer, and is considered a world expert on these topics. In recognition of his contributions he has received many lectureships worldwide and has been the plenary speaker at numerous national and international symposia. He is the editor of a number of diabetes- and growth factor-related journals, has been on the advisory boards of a number of companies and co-chairs two national committees that deal with the education of endocrinologist and primary care physicians.

Professor Ele Ferrannini joined the Oramed Scientific Advisory Board in February 2007.  He is a past President to the EASD, European Association for the Study of Diabetes, which embraces scientists, physicians, laboratory workers, nurses and students from all over the world who are interested in diabetes and related subjects for Europe, such that the ADA, American Diabetes Association does in America. Professor Ferrannini has worked with various institutions including the Department of Internal Medicine, University of Pisa School of Medicine, and CNR (National Research Council) Institute of Clinical Physiology, Pisa, Italy; Diabetes Division, Department of Medicine, University of Texas Health Science Center at San Antonio, Texas, USA. He has also had extensive training focused on microbiology, immunology, endocrinology, and specializing in diabetes studies. Professor Ferrannini has received a Certificate of the Educational Council for Foreign Medical Graduates from the University of Bologna, and with cum laude honors completed a subspecialty in Diabetes and Metabolic Diseases from the University of Torino. He has published over 350 original papers and 50 book chapters and he is among the "highly cited scientists", according to the Institute for Scientific Information.

Dr. Nir Barzilai joined the Oramed Scientific Advisory Board in January 2007.  He is the Director of the Institute for Aging Research at the Albert Einstein College of Medicine. He is currently an Associate Professor in the Department of Medicine, Molecular Genetics and the Diabetes Research Center and is a member of the Divisions of Endocrinology and Geriatrics. He is also the Director of the Montefiore Hospital Diabetes Clinic. He has spent over 20 years in assisting patients internationally and training in vast fields from Medicine, Geriatrics, Endocrinology and Molecular Genetics. Dr. Barzilai has had a strong career in diabetes studies between Israel, London and the United States. He has worked for such esteemed institutions as Hadassah Research Hospital, NIH (National Institute of Health), and many esteemed US based university hospitals including Cornell and Yale.

Dr. John Amatruda joined the Oramed Scientific Advisory Board in February 2010. He graduated from Yale University, received his MD degree from the Medical College of Wisconsin and did his internship and residency in Internal Medicine and Fellowship in Endocrinology and Metabolism at The Johns Hopkins Hospital.  He is board certified in Internal Medicine and Endocrinology and Metabolism and continues to see patients. Dr. Amatruda was a Professor of Medicine at The University of Rochester School of Medicine where he was head of the Clinical Research Center, fully funded as principle investigator on two NIH grants, and acting Head of the Endocrine Metabolism Unit. From 1992 to 2002, he started and ran a drug discovery group at Bayer Corp where he served as Vice President and Therapeutic Area Research Head, as well as a Professor of Medicine Adjunct at Yale University School of Medicine. He assisted in the approval of Acarbose and his group put several compounds into clinical development including the first glucagon receptor antagonist. From 2002 to 2009, Dr. Amatruda held various positions at Merck, including Vice President and Therapeutic Area Head for Metabolism and Atherosclerosis and acting Therapeutic Area head for Cardiovascular. These groups filed NDAs for Vytorin, Januvia and Janumet. Most recently Dr. Amatruda was Senior Vice President and Franchise Head for Diabetes and Obesity and a member of the Research Management Committee at Merck. Dr. Amatruda is an author on over 150 papers, abstracts, reviews and book chapters, primarily in the areas of insulin action in vitro systems and in clinical diabetes and obesity.

Employees

We have been successful in retaining the experienced personnel involved in our research and development program. In addition, we believe we have successfully recruited clinical/regulatory, quality assurance and other personnel needed to advance through clinical studies or have engaged the services of experts in the field for these requirements.  As of August 31, 2010, we contracted eight individuals through employment or consulting agreements. Of our staff, two are senior management, four are engaged in research and development work, and the remaining are involved in administration work.

Corporate History

Oramed was incorporated on April 12, 2002 in the State of Nevada under the name Iguana Ventures Ltd. Following the incorporation, we were an exploration stage company engaged in the acquisition and exploration of mineral properties. We were unsuccessful in implementing its business plan as a mineral exploration company. Accordingly, we decided to change the focus of our business by completing a share exchange with the shareholders of Integrated Security Technologies, Inc., a New Jersey private corporation (“ISTI”). On June 4, 2004, we changed our name to Integrated Security Technologies by filing a Certificate of Amendment with the Nevada Secretary of State.  Effective June 14, 2004 we effected a 3.3:1 forward stock split, increasing the amount of authorized capital to 200,000,000 shares of common stock with the par value of $.001 per share.  However, due to disappointing results, we terminated the share exchange agreement with the shareholders of ISTI.

On February 17, 2006, we executed an agreement with Hadasit Medical Services and Development Ltd. (“Hadasit”) to acquire provisional patent application No. 60/718716 and related intellectual property.  The provisional patent application No. 60/718716 relates to a method of preparing insulin so that it may be taken orally to be used in the treatment for the treatment of individuals with diabetes.  On April 10, 2006, we changed our name from Integrated Security Technologies, Inc. to Oramed Pharmaceuticals Inc.  On August 31, 2006, based on provisional patent application No. 60/718716, we filed a patent application under the Patent Cooperation Treaty at the Israel Patent Office for “Methods and Compositions for Oral Administration of Proteins.”

On March 11, 2011, Oramed was reincorporated from the State of Nevada to the State of Delaware.

DESCRIPTION OF PROPERTY

Our principal executive offices are comprised of approximately 117 square meters of office space in Givat-Ram, Jerusalem, Israel. The lease commenced on October 1, 2007 and is for a period of 51 months. The aggregate annual base rental for this space is $7,548. We believe that our existing facilities are suitable and adequate to meet our current business requirements.  In the event that we should require additional or alternative facilities, we believe that such facilities can be obtained on short notice at competitive rates.

LEGAL PROCEEDINGS

From time to time we may become subject to litigation incidental to our business. We are not currently a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who are our directors, executive officers and significant employees.

Name	Age	Position
Nadav Kidron	37	President, Chief Executive Officer and Director
Miriam Kidron	70	Chief Medical and Technology Officer and Director
Leonard Sank	46	Director
Harold Jacob	57	Director
Michael Berelowitz	67	Director and Chairman of the Scientific Advisory Board
Yifat Zommer	37	Chief Financial Officer, Treasurer and Secretary

Dr. Miriam Kidron is Mr. Nadav Kidron’s mother. There are no other directors or officers of our company who are related by blood or marriage.

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and significant employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Mr. Nadav Kidron was appointed President, Chief Executive Officer and director in March 2006. He is also a director in Entera Bio Ltd. In 2009, he was a fellow at the Merage Foundation for U.S.-Israel Trade Programs for executives in the life science field. From 2003 to 2006, he was the managing director of the Institute of Advanced Jewish Studies at Bar Ilan University. From 2001 to 2003, he was a legal intern at Wine, Mishaiker & Erenstof Law Offices in Jerusalem, Israel. Mr. Kidron holds an LLB and an International MBA from Bar Ilan University and is a member of the Israel bar.

Dr. Miriam Kidron was appointed Chief Medical and Technology Officer and director in March 2006. Dr. Kidron is a pharmacologist and a biochemist with a PhD in biochemistry. From 1990 to 2007, Dr. Kidron has been a senior researcher in the Diabetes Unit at Hadassah University Hospital in Jerusalem, Israel. During 2003 and 2004, Dr. Kidron served as a consultant to Emisphere Technologies Inc., a company that specializes in developing broad-based proprietary drug delivery platforms. Dr Kidron was formerly a visiting professor at the Medical School at the University of Toronto (Canada), and is a member of the American, European and Israeli Diabetes Associations. Dr. Kidron is a recipient of the Bern Schlanger Award.

Mr. Leonard Sank was appointed a director in October 2007. Mr. Sank is a South African entrepreneur and businessman who is devoted to entrepreneurial endeavors and initiatives. He has over 20 years of experience playing important leadership roles in developing businesses. He was a director in Eastvaal Motor Group, a diversified retail motor business. He was a also director in Vecto Finance, a credit lending business. He has also served as a director of Macsteel Service Centres SA Pty Ltd., South Africa’s largest private company.  He also serves on the board of local non-profit charity organizations in Cape Town, where he resides.

Dr. Harold Jacob was appointed a director in July 2008.  Since 1998, Dr. Jacob has served as the president of Medical Instrument, a company which provides a range of support and consulting services to start-up and early stage companies as well as patenting its own proprietary medical devices. Dr. Jacob has advised a spectrum of companies in the past and he served as a consultant and then as the Director of Medical Affairs at Given Imaging Ltd., during the years 1997 to 2003, a company that developed the first swallowable wireless pill camera for inspection of the intestine. He has licensed patents to a number of companies including Kimberly Clark Ballard. Since 2003, Dr. Jacob has served as the CEO of NanoVibronix, a medical device company using surface acoustics to prevent catheter acquired infection as well as other applications. He practiced clinical gastroenterology in New York and served as Chief of Gastroenterology at St. Johns Episcopal Hospital and South Nassau Communities Hospital in the years 1986-1995, and was a Clinical Assistant Professor of Medicine at SUNY during the years 1983-1990. Dr. Jacob founded and served as Editor in Chief of Endoscopy Review and has authored numerous publications in the field of gastroenterology.

Dr. Michael Berelowitz was appointed a director in June 2010 and a Chairman of our Scientific Advisory Board in June 2011. From 2009 to 2010, Dr. Berelowitz served as Senior Vice President and Head of Clinical Development and Medical Affairs in the Specialty Care Business Unit at Pfizer, Inc. From 1996 to 2009, he served in various other roles at Pfizer, Inc., beginning as a Medical Director in the Diabetes Clinical Research team and then assuming positions of increasing responsibility until being appointed to his present role. Prior to that, Dr. Berelowitz spent a number of years in academia. Among his public activities, Dr. Berelowitz has served on the board of directors of the American Diabetes Association, the Clinical Initiatives Committee of the Endocrine Society, and has chaired the Task Force on Research of the New York State Council on Diabetes. He has also served on several editorial boards, including the Journal of Clinical Endocrinology and Metabolism and Endocrinology, Reviews in Endocrine and Metabolic Disorders and Clinical Diabetes. Dr. Berelowitz has authored and co-authored more than 100 peer-reviewed journal articles and book chapters in the areas of pituitary growth hormone regulation, diabetes and metabolic disorders. Dr Berelowitz holds adjunct appointments as Professor of Medicine in the Divisions of Endocrinology and Metabolism at SUNY – StonyBrook and Mt. Sinai School of Medicine in New York.

Ms. Yifat Zommer was appointed Chief Financial Officer, Treasurer and Secretary in April 2009. From April 2007 to October 2008, Ms. Zommer served as Chief Financial Officer of Witech Communications Ltd., a subsidiary of IIS Intelligence Information Systems Ltd, a company operating in the field of video transmission using wireless communications. From April 2006 to April 2007, Ms. Zommer acted as Chief Financial Officer for CTWARE Ltd, a telecommunication company. Prior to that she was an audit manager in PricewaterhouseCoopers (PwC), where she served for five years. Ms. Zommer holds a Bachelor of Accounting and Economics degree from the Hebrew University and Business Administration (MBA) from Tel-Aviv University. Ms. Zommer is a certified public accountant in Israel.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, or control person of the Company during the past ten years.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned during the years ended August 31, 2009 and 2010 by our President and Chief Executive Officer, our Chief Medical and Technology Officer, our Chief Financial Officer and former Chief Financial Officer (the “Named Executive Officers”):

Name and Principal Position	Year (1)	Salary ($) (9)	Option Awards ($) (2)	All Other Compensation ($) (3)(9)	Total ($)
Nadav Kidron President and CEO and director (4)	2010	159,919	236,344	10,783	407,046
	2009	155,359	153,855	15,474	324,688
Miriam Kidron Chief Medical and Technology Officer and director (5)(6)	2010	160,092	236,344	7,727	404,163
	2009	154,983	153,855	11,539	320,377
Yifat Zommer CFO, Treasurer and Secretary (7)	2010	76,896	81,803	26,979	185,678
	2009	20,468	19,946	11,245	51,659
Chaime Orlev CFO and Secretary(8)	2009	59,300	Nil	25,544	84,844
           _______________

(1)	The information is provided for each fiscal year which begins on September 1 and ends on August 31.
(2)
The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards for fiscal years ended August 31, 2010 and 2009 are set forth in the notes to our audited consolidated financial statements included in this prospectus. Our Named Executive Officers will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(3)	See All Other Compensation Table below.
(4)
Mr. Kidron was appointed as our President, CEO and Director on March 8, 2006 and received compensation from our subsidiary through KNRY, an Israeli entity owned by Mr. Kidron. See “Employment and Consulting Agreements.”

(5)
Dr. Kidron was appointed as our Chief Medical and Technology Officer and Director on March 8, 2006 and received compensation from our subsidiary through KNRY, an Israeli entity owned by Mr. Kidron. See “Employment and Consulting Agreements.”

(6)	See “Certain Relationships and Related Transactions and Director Independence” for a description of management fees received by Dr. Kidron from Hadasit.
(7)	Ms. Zommer was appointed as our CFO and Secretary on April 19, 2009.
(8)	Mr. Orlev served as our CFO and Secretary from May 1, 2008 through March 31, 2009.
(9)	Amounts paid for Salary and All Other Compensation were originally denominated in NIS and were translated into dollars using historical exchange rates.

All Other Compensation Table

All Other Compensation amounts in the Summary Compensation Table consist of the following:

Name	Year	Automobile Related Expenses ($)	Manager’s Insurance * ($)	Education Fund* ($)	Total ($)
Nadav Kidron	2010	10,783	--	--	10,783
Miriam Kidron	2010	7,727	--	--	7,727
Yifat Zommer	2010	9,814	11,466	5,699	26,979
_____________
*Manager’s insurance and education funds are customary benefits provided to employees based in Israel. Manager’s insurance is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An Education fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers as of August 31, 2010.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Nadav Kidron	850,000	(1)	--		0.45	08/01/12
	720,000	(2)	144,000	(2)	0.54	05/06/18
	864,000	(5)	612,000	(2)	0.49	04/20/20
Miriam Kidron	3,361,360	(3)	--		0.001	08/13/12
	850,000	(1)	--		0.45	08/01/12
	720,000	(2)	144,000	(2)	0.54	05/06/18
	864,000	(5)	612,000	(2)	0.49	04/20/20
Yifat Zommer	--		400,000	(4)	0.47	10/19/19
_____________

(1)
On August 2, 2007, 850,000 options were granted to each of Nadav Kidron and Miriam Kidron under the 2006 Stock Option Plan at an exercise price of $0.45 per share; the options vested immediately and have an expiration date of August 2, 2012.

(2)
On May 7, 2008, 864,000 options were granted to each of Nadav Kidron and Miriam Kidron under the 2008 Stock Option Plan at an exercise price of $0.54 per share, 144,000 of such options vested immediately on the date of grant and the remainder will vest in twenty equal monthly installments, commencing on June 7, 2008. The options have an expiration date of May 7, 2018.

(3)
On August 14, 2007 3,361,630 stock options were granted to Miriam Kidron, at an exercise price of $0.001 per share; the options vested immediately and have an expiration date of August 14, 2012. These options were not issued pursuant to any outstanding award plans.

(4)
On June 3, 2009, 400,000 options were granted to Yifat Zommer under the 2008 Stock Option Plan at an exercise price of $0.47 per share. The options vest in three equal annual installments, commencing October 19, 2010, and expire on October 19, 2019.

(5)
On April 21, 2010, 864,000 options were granted to each of Nadav Kidron and Miriam Kidron under the 2008 Stock Option Plan at an exercise price of $0.49 per share, 108,000 of such options vested immediately on the date of grant and the remainder will vest in twenty one equal monthly installments, commencing on May 31, 2010. The options have an expiration date of April 20, 2020.

Stock Option Plans

2006 Stock Option Plan

On October 15, 2006, our board of directors adopted the 2006 Stock Option Plan (the “2006 Plan”) in order to attract and retain quality personnel. Under the 2006 Plan, 3,000,000 shares have been reserved for the grant of options by the board. In addition, under the terms of the 2006 Plan, options that have expired or been terminated for any reason prior to being exercised may be reissued.  As of August 31, 2010, options with respect to 1,700,000 shares were outstanding under the 2006 Plan, which amount reflects the aggregate grant of options with respect to 3,350,000 shares, of which 1,650,000 have expired through August 31, 2010.

2008 Stock Incentive Plan

On May 5, 2008, our board of directors adopted the 2008 Stock Incentive Plan (the “2008 Plan”) in order to attract and retain quality personnel. The 2008 Plan provides for the grant of stock options, restricted stock, restricted stock units and stock appreciation rights, collectively referred to as “awards.” Stock options granted under the Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to our employees or to our parent or subsidiary. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2008 Plan, 8,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of our board of directors from time to time. As of August 31, 2010, options with respect to 6,739,200 shares have been granted under the 2008 Plan, 978,000 of which have been forfeited.

On August 14, 2007, we granted to Dr. Miriam Kidron options to purchase up to 3,361,360 shares at an exercise price of $0.001; the options vested immediately and have an expiration date of August 14, 2012. These options are not governed by any of the plans detailed above.

Stock Option Grants

We made the following stock options grants to the Named Executive Officers and directors during the year ended August 31, 2010:

•   On April 21, 2010, 864,000 options were granted to each of Nadav Kidron and Miriam Kidron under the 2008 Stock Option Plan at an exercise price of $0.49 per share, 108,000 of such options vested immediately on the date of grant and the remainder will vest in twenty equal monthly installments, commencing on May 31, 2010. The options have an expiration date of April 20, 2020.

•   On July 8, 2010, 300,000 options were granted to a director at an exercise price of $0.48 per share. The options vest in three equal annual installments commencing on July 8, 2011 and will expire on July 7, 2020.

Employment and Consulting Agreements

Effective August 1, 2007 we entered into employment agreements with KNRY Ltd. (“KRNY”), pursuant to which Nadav Kidron and Dr. Miriam Kidron provided employment services to our company. Based on the agreements, Nadav Kidron served as the President and Chief Executive officer and Miriam Kidron served as our Chief Medical and Technology Officer. As remuneration for such services, KNRY was paid $20,000 per month, commencing on August 1, 2007.

On July 1, 2008, Oramed Ltd., our Israeli subsidiary, entered into a consulting agreement with KNRY, whereby Mr. Nadav Kidron, through KNRY, provides services as President and Chief Executive Officer of both the Company and Oramed Ltd. (the “Nadav Kidron Consulting Agreement”). Additionally, on July 1, 2008, Oramed Ltd. entered into a consulting agreement with KNRY whereby Dr. Miriam Kidron, through KNRY, provides services as Chief Medical and Technology Officer of both the Company and Oramed Ltd. (the “Miriam Kidron Consulting Agreement” and together with the Nadav Kidron Consulting Agreement, the “Consulting Agreements”). The Consulting Agreements replace the employment agreements entered into between the Company and KNRY, dated as of August 1, 2007 referenced above.

The Consulting Agreements are both terminable by either party upon 60 days prior written notice. The Consulting Agreements provide that KNRY (i) will be paid, under each of the Consulting Agreements, in New Israeli Shekels a gross amount of NIS 50,400 per month and (ii) will be reimbursed for reasonable expenses incurred in connection with performance of the Consulting Agreements.

Pursuant to the Consulting Agreements, KNRY, Nadav Kidron and Miriam Kidron each agree that during the term of the Consulting Agreements and for a 12 month period thereafter, none of them will compete with Oramed Ltd. nor solicit employees of Oramed Ltd.

On November 2, 2008, we entered into indemnification agreements with our directors and executive officers pursuant to which we agreed to indemnify each director and executive officer for any liability he or she may incur by reason of the fact that he or she serves as our director or executive officer, to the maximum extent permitted by Nevada law. In March 2011 we entered into new indemnification agreement with our directors and executive officers, that will comply with the Delaware law.

We, through our Israeli subsidiary, Oramed Ltd., have entered into an employment agreement with Yifat Zommer as of April 19, 2009, pursuant to which Ms. Zommer was appointed as Chief Financial Officer, Treasurer and Secretary of Oramed. On August 31, 2009, the agreement was amended, pursuant to which Ms. Zommer's gross monthly salary will be NIS 22,000 ($5,764). In accordance with the employment agreement, as amended, as of October 19, 2009, Ms. Zommer’s gross monthly salary was increased to NIS 24,200 ($6,340).  On April 19, 2009, Oramed and Ms. Zommer also entered into an indemnification agreement, pursuant to which Oramed agrees to indemnify Ms. Zommer for any liability she may incur by reason of the fact that she serves as Oramed’s CFO, to the maximum extent permitted by law.

On March 11, 2011, we entered into indemnification agreements with our directors and executive officers pursuant to which we agreed to indemnify each director and executive officer for any liability he or she may incur by reason of the fact that he or she serves as our director or executive officer, to the maximum extent permitted by Delaware law.

Director Compensation

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Effective June 1, 2010, each independent director is entitled to receive as remuneration for his or her service as a member of the board a sum equal to $10,000 per annum, to be paid quarterly and shortly after the close of each quarter. Prior thereto, the fee was $8,000 per annum. The board of directors may award special remuneration to any director undertaking any special services on behalf of us other than services ordinarily required of a director.

Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

The following table sets forth director compensation for the year ended August 31, 2010.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Nadav Kidron (2)
Miriam Kidron (2)
Leonard Sank	8,500	45,218	53,718
Harold Jacob	8,500	45,218	53,718
Michael Berelowitz(3)	2,500	11,201	13,701
_______________

(1)
The amounts reflect the compensation expense in accordance with FAS 123(R) of these option awards. The assumptions used to determine the fair value of the option awards are set forth in Note 8 of our audited consolidated financial statements included in this prospectus. Our directors will not realize the value of these awards in cash unless and until these awards are exercised and the underlying shares subsequently sold.

(2)	Please refer to the summary compensation table for executive compensation with respect to the named individual.
(3)
Appointed as Director in June 2010 and as Chairman of our Scientific Advisory Board in June 2011. We have entered into an agreement with Dr. Berelowitz pursuant to which Dr. Berelowitz will be entitled to a fee of $300 per hour and  up to $1,500 per day, as compensation for serving as Chairman of our Scientific Advisory Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 29, 2011 by:  (i) each person who is known by us to own beneficially more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all of our directors and executive officers as a group.  On such date, we had 70,104,583 shares of common stock outstanding.

As used in the table below and elsewhere in this form, the term “beneficial ownership” with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following June 29, 2011.  Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned
Nadav Kidron †‡ 10 Itamar Ben Avi St. Jerusalem, Israel	12,661,735(1)	17.49%
Zeev Bronfeld 6 Uri St. Tel-Aviv, Israel	7,213,205(2)	10.25%
Miriam Kidron †‡ 2 Elza St. Jerusalem, Israel	5,651,360(3)	7.46%
Hadasit Medical Research Services & Development Ltd. P.O. Box 12000 Jerusalem, Israel	4,141,532	5.91%
Leonard Sank † 3 Blair Rd Camps Bay Cape Town, South Africa	2,682,650 (4)	3.81%
Harold Jacob † Haadmur Mebuyon 26 Jerusalem, Israel	210,000(5)	*
Michael Berelowitz † 415 East 37th Street New York, NY, USA	--	--
Yifat Zommer ‡ P.O. Box 39098, Jerusalem, Israel	133,333(6)	*
Attara Fund, Ltd 767 Fifth Ave. New York, NY, USA	7,016,208 (7)	9.90%
All current executive officers and directors, as a group (six persons)	21,339,078(8)	29.25%

_______________

*	Less than 1%
†	Indicates Director
‡	Indicates Officer
(1)	Includes 2,290,000 shares of common stock issuable upon the exercise of outstanding stock options.
(2)
Includes 781,250 shares of common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share, held by D.N.A Mr. Bronfeld is a director of D.N.A and party to a voting agreement with Mr. Meni Mor relating to their respective shares of D.N.A, representing, in the aggregate, approximately 46.8% of D.N.A's outstanding share capital.  As a result, Mr. Bronfeld may be deemed a beneficial owner of, and to share the power to vote and dispose of our securities held by D.N.A.  Mr. Bronfeld has disclaimed beneficial ownership of any of our securities held by D.N.A. The foregoing is based on a Schedule 13G filed by Mr. Bronfeld on April 4, 2011.

(3)	Includes 5,651,360 shares of common stock issuable upon the exercise of outstanding stock options.
(4)
Includes 325,000 shares of common stock issuable upon the exercise of warrants beneficially owned by the referenced person and outstanding stock options. Includes 2,190,983 shares held by Hargreave Hale Nominees Limited.

(5)	Includes 200,000 shares of common stock issuable upon the exercise of outstanding stock options.
(6)	Includes of 133,333 shares of common stock issuable upon the exercise of outstanding stock options.
(7)	Includes of 766,208 shares of common stock issuable upon the exercise of warrants beneficially owned by the referenced person.
(8)	Includes 8,599,693 shares of common stock issuable upon the exercise of warrants beneficially owned by the referenced person and the exercise of outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as otherwise indicated below, during the fiscal year 2010, and until the date of this prospectus, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Our policy is to enter into transactions with related parties on terms that, on the whole, are no less favorable than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred. All related parties transactions are approved by our board of directors.

On March 8, 2006, and July 8, 2009, we entered into two agreements with Hadasit to provide consulting and clinical trial services for total consideration of $400,000. The clinical trials conducted by Hadasit are managed by Dr. Miriam Kidron, our Chief Medical and Technology Officer and Director, through a research fund account at Hadasit in Dr. Kidron name. The fees paid by us to Hadasit are deposited into such Hadasit research account. Pursuant to the general policy of Hadasit with respect to its research funds, Dr. Kidron is entitled to receive a management fee in the rate of 10% of all the funds deposited into this research fund account, including the funds paid by us under the said agreements. Since March 2006, only the funds paid by us have been deposited in this account, of which, $10,214 were paid to Dr. Kidron.

On June 1, 2010, our subsidiary, Oramed Ltd, entered into a joint venture agreement with D.N.A for the establishment of Entera.  On February 22, 2011, we entered into agreements with D.N.A for the sale of 47% of Entera and a patent application, which closed on March 31, 2011. We currently own 3% of outstanding shares of Entera. See "Our Business – Product Development – Out-Licensed Technology" for further information.  Mr. Zeev Bronfeld, a holder of 10% of the Company's outstanding shares of common stock, is one of D.N.A's directors and controlling shareholders.

The board of directors has determined that Leonard Sank, Harold Jacob and Michael Berelowitz are independent as defined under the rules promulgated by the NASDAQ Stock Market.

See “Executive Compensation - Employment and Consulting Agreements” above for information as to the agreements with our employees and consultants.

DESCRIPTION OF COMMON STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation and Bylaws which have been filed with the SEC.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share.

Description of Common Stock

Upon liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all net assets available for distribution to security holders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of security holders. There are no cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future. In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

As of June 29, 2011, we had outstanding 70,104,583 shares of common stock, and employee, directors and consultants stock options to purchase an aggregate of 7,711,200 shares of common stock at a weighted average exercise price of $0.50 with the latest expiration date of these options being February 16, 2021 (of which options to purchase an aggregate of 5,999,866 shares of common stock were exercisable as of June 29, 2011).  As of June 29, 2011, we also had outstanding warrants to purchase an aggregate of up to 13,758,719 shares of common stock at a weighted average exercise price of $0.50 per share with the latest expiration date of these warrants being April 18, 2016 (of which warrants to purchase an aggregate of 11,758,719 shares of common stock were exercisable as of June 29, 2011). On February 24, 2011, at our Annual Meeting of Stockholders, our stockholders authorized our board of directors to effect a reverse stock split of our shares of common stock at a ratio not to exceed one-for-eighteen.

The current transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place New York, NY 10004.

Meetings of Stockholders

An annual meeting of our stockholders shall be held on the day and at the time as may be set by the board of directors, at which the stockholders shall elect the board of directors and transact such other business as may properly be brought before the meeting.  All annual meetings of stockholders are to be held at our registered office in the State of Delaware or at such other place as may be determined by our board of directors.

Special meetings of our stockholders may be called, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the majority of our board of directors.  Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice.

SELLING STOCKHOLDERS

The selling stockholders acquired the securities being registered for resale pursuant to this prospectus in private placement transactions, as remuneration for services rendered and as equity compensation:

On June 15, 2007, we issued to certain selling stockholders, in a private placement, 3,600,000 units of our securities at a price of $0.50 per unit for aggregate proceeds of $1,800,000. Each unit consisted of one share of common stock and one three-year warrant, each warrant exercisable into one share of common stock at an exercise price of $0.75 per share. These warrants expired on June 15, 2010.

On August 2, 2007, we issued to certain selling stockholders, in a private placement, 510,000 units at a purchase price of $0.50 per unit for aggregate proceeds of $255,000. Each unit consisted of one share of common stock and one three-year warrant, each warrant exercisable into one share of common stock at an exercise price of $0.75 per share. These warrants expired on August 2, 2010. We also issued 10,000 shares of common stock to Shikma A M R LTD as a finder’s fee.

On July 14, 2008, we entered into a securities purchase agreement with certain selling stockholders pursuant to which we agreed to sell to such selling stockholders an aggregate of 8,524,669 shares of common stock at a purchase price of $0.60 per share. Such selling stockholders also received three-year warrants to purchase an aggregate of 4,262,337 shares of common stock at an exercise price of $0.90 per share.

In September 2010 and January 2011, we issued 353,714 shares of common stock, in the aggregate, valued at $119,800, to Swiss Caps AG as remuneration for services rendered.

Between November 2010 and March 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we sold to the investors an aggregate of 10,487,500 units at a purchase price of $0.32 per unit for total consideration of $3,356,000.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share. These amounts include the $250,000 investment by D.N.A made in connection with our technology transaction on March 31, 2011.

In April 2011, we completed a private placement with a number of “accredited investors” as defined in Rule 501(a) of Regulation D, pursuant to which we sold to the investors an aggregate of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800.  Each unit consisted of one share of common stock and a five-year warrant to purchase 0.35 of a share of common stock at an exercise price of $0.50 per share. We are also registering for resale pursuant to this prospectus 2,182,000 shares of common stock issuable upon the exercise of options held by Mr. Nadav Kidron, our President and Chief Executive Officer and a director.  The options have an average exercise price of $0.494 per share, are fully vested and expire in August 2012, May 2018 and April 2020.

The following table sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned as of June 29, 2011 (directly and indirectly via warrants or options), the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock.

Other than the relationships described below, none of the selling stockholders are employees or suppliers of ours or our affiliates. Within the past three years, other than the relationships described below, none of the selling stockholders has held a position as an officer or director of ours, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, except that certain selling stockholders acquired shares of our common stock and warrants pursuant to the transactions described above. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of such shares and each selling stockholder may offer all or part of the shares it owns for resale from time to time pursuant to this prospectus. In addition, other than the relationships described below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, based on representations made to us by the selling stockholders, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, except for Hargreave Hale Nominees Limited.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock, warrants or options.

Any selling stockholders who are affiliates of broker-dealers and any participating broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such selling stockholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

The term “selling stockholders” also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options	Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class
Hargreave Hale Nominees Limited A/C 060788	83,333	-	83,333	--	--
Hargreave Hale Nominees Limited A/C 063717	1,666,667	-	1,666,667	--	--
Hargreave Hale Nominees Limited (3)	2,437,500	328,125	2,765,625	--	--
Leonard Sank (3)	607,650	-	166,667	440,983	0.6%
Apollo Nominees Inc.	281,250	98,438	379,688	--	--
Laurie Rubin	440,000	-	440,000	-	-
Swiss Caps AG (4)	940,039	--	940,039	--	--
Mirabaud & CIE	166,667		166,667	--	--
Joan Samson	166,667	-	166,667	--	--
Vered Schimmel	100,000	-	100,000	--	--
Shikma A M R Ltd	110,000	-	110,000	--	--
Edward Danehy	110,000	-	110,000	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options	Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class
Oberdorf Finance SA	80,000	--	80,000	--	--
Pnini David Jerusalem	83,500	-	83,500	--	--
David Lifscitz	70,000	-	70,000	--	--
Elhanan Noam Enterprising Ltd.	102,642	--	102,642	--	--
Lawrence Leigh	41,666	-	41,666	--	--
Ryan Lazarus	40,000	-	40,000	--	--
Aviad Freidman	63,583	7,088	70,671	--	--
Nadav Kidron (5)	10,371,735	2,182,000	12,553,735	144,000	0.2%
Zeev Bronfeld	6,158,517	--	6,158,517	--	--
Hadasit Medical Services and Development Ltd	4,141,532	--	4,141,532	--	--
Russel Leigh	700,000	--	700,000	--	--
Attara Fund, Ltd (6)	6,250,000	766,208	8,437,500	--	--
Vivid Horizon Limited	937,500	328,125	1,265,625	--	--
Novatrust Ltd re Clifton Two Trust	156,250	54,687	210,937	--	--

Name of Selling Stockholder	Shares Beneficially Owned Before the Offering (excluding shares issuable upon the exercise of warrants or options) (1)	Shares Beneficially Owned Before the Offering that are Issuable Upon the Exercise of Warrants or Options	Maximum Number of Shares to be Offered in the Offering	Number of Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in the Offering
				# of Shares (2)	% of Class
Lashmar Holdings Inc	675,000	236,250	911,250	--	--
ICT NV	468,750	164,062	632,812	--	--
Marcel Kremer	156,250	56,688	212,938	--	--
Vladimir Shklar	103,583	36,254	139,837	--	--
D.N.A Biomedical Solutions Ltd	781,250	273,438	1,054,688	--	--
Ron Weissberg	156,250	54,688	210,938	--	--
S.Brimer investments and Consultating	156,250	54,688	210,938	--	--
Abramovich Yehoshua,	156,250	54,688	210,938	--	--
Amir Fishler	40,000	14,000	54,000	--	--
Shmuel Pasternak	140,625	49,219	189,844	--	--
DSN Holdings Ltd	50,000	17,500	67,500	--	--
Daniel Younisian	300,000	105,000	405,000	--	--
Boaz Raam	78,125	27,344	105,469	--	--
Yael Berant	46,875	16,406	63,281	--	--
Total	39,615,906	4,924,896	45,521,111	584,983	0.8%

_________________

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2) Assumes all of the shares of common stock offered are sold. Based on 70,104,583 shares of common stock issued and outstanding on June 29, 2011.

(3) Mr. Leonard Sank is a director of the Company. 1,750,000 of the shares owned by Hargreave Hale Nominees Limited, which are being registered under this prospectus, are held for Mr. Sank.

(4) Swiss Caps AG is a supplier of the Company.

(5) Mr. Nadav Kidron is President, Chief Executive Officer and a director of the Company.  He is the son of Dr. Miriam Kidron, the Chief Medical and Technology Officer and a director of the Company.

(6) The 2,187,500 warrants being offered in the offering by Attara Fund are subject to a blocker agreement whereby the right to exercise such warrants is limited such that Attara Fund will not have greater than 9.9% beneficial ownership of the Company.  Consequently, based on the number of shares outstanding in the Company, only 766,208 shares are deemed to be currently beneficially owned by Attara Fund upon exercise of such warrant.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Information concerning additional selling stockholders not identified in this prospectus will be set forth in post-effective amendments from time to time, if and as required. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary.

PLAN OF DISTRIBUTION

The selling stockholders, and their pledgees, donees, transferees or other successors in interest, may from time to time offer and sell, separately or together, some or all of the shares of common stock (the “securities”) covered by this prospectus. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

The securities covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus. At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under applicable corporate law, we have been advised that the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, executive officer or employee.

LEGAL MATTERS

Blank Rome LLP, New York, New York, and Snell & Wilmer L.L.P., Las Vegas, Nevada, have issued legal opinions as to the validity of the issuance of the shares of common stock offered under this prospectus.

EXPERTS

The financial statements as of August 31, 2009 and 2008 and for three years in the period ended August 31, 2010, and for the cumulative period September 1, 2007 to August 31, 2010 included in this Prospectus have been so included in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the cumulative period from April 12, 2002 (the date of becoming a development stage entity) through August 31, 2007 included in this prospectus have been so included in reliance on the report of Malone & Bailey, PC –Certified Public Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above. We also make available on our website under “Investor Information/SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with or furnish them to the SEC.   Our website address is http://www.oramed.com. This reference to our website is an inactive textual reference only, and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to the securities.

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may read and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the public reference room by calling 1 (800) SEC-0330. The SEC also maintains a website that contains reports and other information about issuers, like us, who file electronically with the SEC. The address of that website is http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.

FINANCIAL STATEMENTS
ORAMED PHARMACEUTICALS INC.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Index to Financial Statements

Interim Unaudited Consolidated Financial Statements
February 28, 2011

Audited Consolidated Financial Statements
August 31, 2010

ORAMED PHARMACEUTICALS INC.
 (A development stage company)

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF FEBRUARY 28, 2011

F - 2

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars

	February 28,	August 31,
	2011	2010
	Unaudited	Audited
Assets

CURRENT ASSETS:
Cash and cash equivalents	$1,931,761	$1,199,638
Short term investments	1,777,000	100,000
Restricted cash	16,000	16,008
Accounts receivable - other	87,430	59,175
Prepaid expenses	17,101	1,859
Related parties	5,754	7,689
Grants receivable from the Chief Scientist	-	12,438
T o t a l current assets	3,835,046	1,396,807

INVESTMENT IN A JOINT VENTURE	16,428
LONG TERM DEPOSITS	11,152	10,582
PROPERTY AND EQUIPMENT, net	29,852	43,499
T o t a l assets	$3,892,478	$1,450,888

Liabilities and stockholders' equity

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$518,579	$411,330
Account payable with former shareholder	47,252	47,252
T o t a l current liabilities	565,831	458,582

PROVISION FOR UNCERTAIN TAX POSITION	162,034	162,034

COMMITMENTS

STOCKHOLDERS' EQUITY:
Common stock of $ 0.001 par value - Authorized: 200,000,000 shares at February 28, 2011 and August 31, 2010; Issued and outstanding: 67,625,285 at February 28, 2011 and 57,565,321 shares at August 31, 2010, respectively	67,625	57,565
Additional paid-in capital	17,328,617	13,758,761
Deficit accumulated during the development stage	(14,231,629)	(12,986,054)
T o t a l stockholders' equity	3,164,613	830,272
T o t a l liabilities and stockholders' equity	$3,892,478	$1,450,888

The accompanying notes are an integral part of the consolidated financial statements.

F - 3

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
U.S. dollars

					Period
					from April
					12, 2002
					(inception)
	Six months ended		Three months ended		through
	February 28,	February 28,	February 28,	February 28,	February 28,
	2011	2010	2011	2010	2011
	Unaudited

RESEARCH AND DEVELOPMENT EXPENSES	$627,816	$516,057	$341,328	$183,572	$7,320,356
IMPAIRMENT OF INVESTMENT					434,876
GENERAL AND ADMINISTRATIVE EXPENSES	621,016	493,344	305,887	208,328	6,303,439
OPERATING LOSS	1,248,832	1,009,401	647,215	391,900	14,058,671
FINANCIAL INCOME	(10,045)	(10,916)	(7,856)	(2,543)	(170,845)
FINANCIAL EXPENSES	6,788	6,519	3,432	2,854	169,265
LOSS BEFORE TAXES ON INCOME	1,245,575	1,005,004	642,791	392,211	14,057,091
TAXES ON INCOME	-	-	-	-	174,538
NET LOSS FOR THE PERIOD	$1,245,575	$1,005,004	$642,791	$392,211	$14,231,629
BASIC AND DILUTED LOSS PER COMMON SHARE	$0.02	$0.02	$0.01	$0.01
WEIGHTED AVERAGE NUMBER OF COMMON STOCK USED IN COMPUTING BASIC AND DILUTED LOSS PER COMMON STOCK	60,344,880	57,289,266	62,804,799	57,422,484

The accompanying notes are an integral part of the consolidated financial statements.

F - 4

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars

				Deficit
				accumulated
			Additional	during the	Total
	Common Stock		paid-in	development	stockholders'
	Shares	$	capital	stage	equity
BALANCE AS OF APRIL 12, 2002 (inception)	34,828,200	$34,828	$18,872		$53,700
CHANGES DURING THE PERIOD FROM APRIL 12, 2002 THROUGH AUGUST 31, 2008 (audited):
SHARES CANCELLED	(19,800,000)	(19,800)	19,800		-
SHARES ISSUED FOR INVESTMENT IN ISTI-NJ	1,144,410	1,144	433,732		434,876
SHARES ISSUED FOR OFFERING COSTS	1,752,941	1,753	(1,753)		-
SHARES ISSUED FOR CASH– NET OF ISSUANCE EXPENSES	37,359,230	37,359	7,870,422		7,907,781
SHARES ISSUED FOR SERVICES	621,929	622	367,166		367,788
SHARES TO BE ISSUED FOR SERVICES RENDERED			203,699		203,699
CONTRIBUTIONS TO PAID IN CAPITAL			18,991		18,991
RECEIPTS ON ACCOUNT OF SHARES AND WARRANTS			6,061		6,061
SHARES ISSUED FOR CONVERSION OF CONVERTIBLE NOTE	550,000	550	274,450		275,000
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			2,864,039		2,864,039
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			498,938		498,938
DISCOUNT ON CONVERTIBLE NOTE RELATED TO BENEFICIAL CONVERSION FEATURE			108,000		108,000
COMPREHENSIVE LOSS				(16)	(16)
IMPUTED INTEREST			15,997		15,997
NET LOSS				(10,008,662)	(10,008,662)
BALANCE AS OF AUGUST 31, 2009 (audited)	56,456,710	56,456	12,698,414	(10,008,678)	2,746,192
SHARES ISSUED FOR SERVICES RENDERED	1,108,611	1,109	248,741		249,850
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			690,882		690,882
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			116,944		116,944
IMPUTED INTEREST			3,780		3,780
NET LOSS				(2, 977, 376)	(2,977,376)
BALANCE AS OF AUGUST 31, 2010 (audited)	57,565,321	$57,565	$13,758,761	$(12,986,054)	$830,272
SHARES ISSUED FOR SERVICES RENDERED	353,714	354	119,446		119,800
SHARES ISSUED FOR CASH	9,706,250	9,706	3,096,294		3,106,000
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			327,910		327,910
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			7,887		7,887
OTHER COMPREHENSIVE INCOME			16,428		16,428
IMPUTED INTEREST			1,891		1,891
NET LOSS				(1,245,575)	(1,245,575)
BALANCE AS OF February 28, 2011 (unaudited)	67,625,285	$67,625	$17,328,617	$(14,231,629)	$3,164,613

The accompanying notes are an integral part of the consolidated financial statements

F - 5

ORAMED PHARMACEUTICALS INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars

	Six months ended		Period from April 12, 2002 (inception date) through
	February 28,		February 28,
	2011	2010	2011
	Unaudited

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,245,575)	$(1,005,004)	$(14,231,629)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	15,122	15,756	92,926
Amortization of debt discount	-	-	108,000
Exchange differences on long term deposits	(570)	347	(1,236)
Stock based compensation	335,797	155,703	4,506,600
Common stock issued for services	119,800	199,500	737,438
Common stock to be issued for services	-	-	203,699
Impairment of investment	-	-	434,876
Imputed interest	1,891	1,890	21,668
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(29,124)	125,857	(110,285)
Restricted cash	8	-	(16,000)
Accounts payable and accrued expenses	107,249	(86,209)	518,579
Provision for uncertain tax position	-	-	162,034
Total net cash used in operating activities	(695,402)	(592,160)	(7,573,330)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,475)	-	(122,778)
Acquisition of short-term investments, net	(1,677,000)	(400,000)	(3,728,000)
Proceeds from sale of Short term investments	-	-	1,951,000
Lease deposits	-	-	(9,916)
Total net cash derived from (used in) investing activities	(1,678,475)	(400,000)	(1,909,694)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants - net of issuance expenses	3,106,000	-	11,067,481
Receipts on account of shares issuances			6,061
Proceeds from convertible notes	-	-	275,000
Proceeds from short term note payable	-	-	120,000
Payments of short term note payable	-	-	(120,000)
Shareholder advances	-	-	66,243
Net cash provided by financing activities	3,106,000	-	11,414,785

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	732,123	(992,160)	1,931,761
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199,638	1,716,866	-
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,931,761	$724,706	$1,931,761
Non cash investing and financing activities:
Shares issued for offering costs			$1,753
Contribution to paid in capital			$$18,991
Discount on convertible note related to beneficial conversion feature			$108,000

The accompanying notes are an integral part of the consolidated financial statements.

F - 6

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

1.
Oramed Pharmaceuticals, Inc. (the “Company”) was incorporated on April 12, 2002, under the laws of the State of Nevada. From incorporation until March 3, 2006, the Company was an exploration stage company engaged in the acquisition and exploration of mineral properties. On February 17, 2006, the Company entered into an agreement with Hadasit Medical Services and Development Ltd (the “First Agreement”) to acquire the provisional patent related to orally ingestible insulin pill to be used for the treatment of individuals with diabetes. The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations.

On May 14, 2007, the Company incorporated a wholly-owned subsidiary in Israel, Oramed Ltd., which is engaged in research and development. Unless the context indicates otherwise, the term “Group” refers to Oramed Pharmaceuticals Inc. and its Israeli subsidiary, Oramed Ltd (the “Subsidiary”).

On March 11, 2011, Oramed was reincorporated from the State of Nevada to the State of Delaware.

The Group is engaged in research and development in the biotechnology field and is considered a development stage company in accordance with ASC Topic 915 “Development Stage Entities”.

2.
The accompanying unaudited interim consolidated financial statements as of February 28, 2011 and for the six months then ended, have been prepared in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accounting principles applied in the preparation of the interim statements are consistent with those applied in the preparation of the annual financial statements; however, the interim statements do not include all the information and explanations required for the annual financial statements. Operating results for the six months ended February 28, 2011, are not necessarily indicative of the results that may be expected for the year ending August 31, 2011.

F - 7

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

3.	Going concern considerations

The accompanying unaudited interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has net losses for the period from inception (April 12, 2002) through February 28, 2011of $14,231,629 as well as negative cash flow from operating activities. Presently, the Company does not have sufficient cash resources to meet its requirements in the twelve months following February 28, 2011. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is in the process of evaluating various financing alternatives as the Company will need to finance future research and development activities and general and administrative expenses through fund raising in the public or private equity markets. Although there is no assurance that the Company will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors and existing shareholders, as well as on going funding from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of Israel ("OCS"). See also note 4 for Securities Purchase Agreements to which the Company entered through February 28, 2011.

These consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

b.	Newly issued and recently adopted Accounting Pronouncements

1.
In February 2010, the FASB issued Accounting Standards Update No. 2010-09 ("ASU 2010-09"), "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements," which among other things amended ASC 855 to remove the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between ASC 855 and the SEC's requirements. All of the amendments in this update are effective upon issuance of this update. Management has included the provisions of these amendments in the financial statements.

2.
In June 2009, the FASB updated accounting guidance relating to variable interest entities. As applicable to the Company, this will become effective as of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. As applicable to the Company, the adoption of the new guidance does not have a material impact on the consolidated financial statements.

c.	Reclassifications

Certain figures in respect of prior period have been reclassified to conform to the current period presentation.

F - 8

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT IN A JOINT VENTURE

a.
In June 2010, the subsidiary of the Company entered into an agreement with D.N.A Biomedical Solutions Ltd ("D.N.A"), for the establishment of a new company, Entera Bio Ltd. ("Entera"), ("the JV Agreement").

According to the JV Agreement, D.N.A will invest $600,000 in Entera, and Entera will be owned in equal parts by the subsidiary and D.N.A. In consideration for 50% of Entera's shares, the Subsidiary of the Company will enter into a Patent License Agreement with Entera, according to which, the subsidiary of the Company will out-license to Entera a technology for the development of oral delivery drugs for certain actions. Entera's Chief Executive Officer will be granted options to purchase ordinary shares of Entera, reflecting 9.9% of Entera's share capital.

In the event that Entera has not obtained third-party financing by June 1, 2011, or such other date mutually agreed upon by the parties, each of the subsidiary and D.N.A will be required to make a capital contribution to Entera in the amount of $150,000.

Mr. Zeev Bronfeld, who is one of D.N.A 's controlling shareholders, is also an affiliated shareholder of the Company.

As of February 28, 2011, the Group holds 50% of the issued and outstanding share capital of Entera (45% - on fully diluted basis). As the Group did not obtain control in Entera, these consolidated financial statements do not include Entera's financial statements.

During the year ended August 31, 2010, the Group recognized deferred income at the amount of $300,000 (50% of $600,000) that is presented as a provision and deducted from investment account at the same amount. As of February 28, 2011, Entera's losses from operations are at the amount of $479,518.

Entera continued activities as a going concern are subject to additional financing until the completion of the development activities and the commencement of profit generating sales.

The Group has concluded Entera is a variable interest entity (hereafter - "VIE), according to the terms of the JV Agreement.. As further discussed in Note 1 to the annual financial statements, a new accounting standard which became effective, as applicable to the Company, on September 1,2010  related to accounting for and consolidation of VIEs. According to  this standard, the Group reviewed several factors to determine whether the Company is the primary beneficiary of Entera, including an assessment whether the Group  including its related parties and defacto agents )has the power to direct the activities of Entera that most significantly impact Entera's economic performance and has the obligation to absorb losses of Entera that could potentially be significant to Entera; or the right to receive benefits from Entera that could potentially be significant to Entera). Based on those factors, the Group determined that it is not the primary beneficiary of Entera.  The Group recognized its share of losses from this entity under the equity method, offset with a corresponding amount of revenue recognition on the out-license agreement.

F - 9

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT IN A JOINT VENTURE (continued):

On February 22, 2011, the Subsidiary entered into a share purchase agreement with D.N.A for the sale of 47% of Entera's outstanding share capital on an undiluted basis. The closing of that transaction took place on March 31, 2011. As consideration for the Entera shares, the Subsidiary received a promissory note issued by D.N.A in the principal amount of US $450,000, with an annual interest rate of 0.45%, to be paid within four months from closing, and 8,404,667 ordinary shares of D.N.A, having an aggregate market value of approximately $700,000.  In addition, on closing date, D.N.A invested $250,000 in the Company's private placement, for which it received 781,250 shares of our common stock and five-year warrants to purchase 273,438 shares of common stock at an exercise price of $0.50 per share.

As part of the transaction, the Subsidiary entered into a patent transfer agreement (that replaced the original license agreement) according to which, the Subsidiary assigned to Entera all of its right, title and interest in and to the patent application that it has licensed to Entera since August 2010.  Under this agreement, the Subsidiary is entitled to receive from Entera royalties of 3% of Entera's net revenues (as defined in the agreement) and a license back of that patent application for use in respect of diabetes and influenza.

Upon the closing, Oramed, Entera and D.N.A terminated the joint venture agreement, as amended, entered into on June 1, 2010 in connection with the formation of Entera.

Mr. Zeev Bronfeld, one of D.N.A's directors and controlling shareholders, is an affiliated shareholder of the Company

b.	The investment in Entera is composed at follows:

	February 28	August 31
	2011	2010
Share in Entera's shareholders equity	$300,000	$200,000
Currency translation adjustment	16,428	(176)
Less - equity losses	(239,759)	(67,025)
	76,669	132,799
Less - deferred income	(60,241)	(132,799)
Net investment	$16,428	-,-

F - 10

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS:

a.
Under the terms of the First Agreement with Hadasit (note 1a(1) above), the Company retained Hadasit to provide consulting and clinical trial services. As remuneration for the services provided under the agreement, Hadasit is entitled to $200,000. The primary researcher for Hadasit is Dr. Miriam Kidron, a director and officer of the Company. The funds paid to Hadasit under the agreement are deposited by Hadasit into a research fund managed by Dr. Kidron. Pursuant to the general policy of Hadasit with respect to its research funds, Dr. Kidron receives from Hadasit a management fee in the rate of 10% of all the funds deposited into this research fund.

On January 7, 2009, the Company entered into a second agreement with Hadasit (the “Second Agreement”) which confirms that Hadasit has conveyed, transferred and assigned all of its ownership rights in the patents acquired under the First Agreement to the Company, and certain other patents filed by the Company after the First Agreement as a result of the collaboration between the Company and Hadasit.

On July 8, 2009 the Company entered into a third agreement with Hadasit, Prof. Itamar Raz and Dr. Miriam Kidron ("the Third Agreement"), to provide consulting and clinical trial services. According to the Third Agreement, Hadasit will be entitled to a total consideration of $400,000 to be paid by Oramed; $200,000 of this amount was agreed in the terms of the First Agreement, and the remaining of $200,000 will be paid in accordance with the actual progress of the study. The total amount that was paid through February 28, 2011 was $359,255.

b.	As to a Clinical Trial Manufacturing Agreement with Swiss Caps AG, see note 5.

c.
On September 19, 2007 the Subsidiary entered into a lease agreement for its office facilities in Israel. The lease agreement is for a period of 51 months, and will end on December 31, 2011. The monthly lease payment is 2,396 NIS and is linked to the increase in the Israeli consumer price index, (as of February 28, 2011 the monthly payment in the Company's functional currency is $661, the future annual lease payments under the agreement for the years ending August 31, 2011 and 2012 are $7,938 and $2,646, respectively).

As security for its obligation under this lease agreement the Company provided a bank guarantee in an amount equal to three monthly lease payments.

d.
On April 21, 2009, the subsidiary entered into a consulting service agreement withADRES Advanced Regulatory Services Ltd. (“ADRES”) pursuant to which ADRES will provide consulting services relating to quality assurance and regulatory processes and procedures in order to assist the subsidiary in submission of a U.S. IND according to FDA regulations. In consideration for the services provided under the agreement, ADRES will be entitled to a total cash compensation of $211,000, of which the amount of $110,000 will be paid as a monthly fixed fee of $10,000 each month for 11 months commencing May 2009, and the remaining $101,000 will be paid based on achievement of certain milestones; $160,000 of the total amount was paid through February 28, 2011, of that $30,000 were paid for completing the three first milestones.

F - 11

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS (continued):

e.
On February 10, 2010, the Subsidiary entered into an agreement with Vetgenerics Research G. Ziv Ltd, a clinical research organization (CRO), to conduct a toxicology trial on its oral insulin capsules. The total cost estimated for the studies is €107,100 ($139,138) of which €78,595 ($108,696) was paid through February 28, 2011.

f.
On May 2, 2010, the Subsidiary entered into an agreement with SAFC Pharma, a division of the Sigma-Aldrich Corporation, to develop a process to produce one of its oral capsule ingredients, for a total estimated consideration of $269,600, of which $78,494 was paid through February 28, 2011.

g.
On July 5, 2010, the Subsidiary of the Company entered into a Manufacturing Supply Agreement (MSA) with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply the subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the USA.

h.
On January 2, 2011, the Company entered into a consulting agreement with a third party (the "Advisor”) for a period of 24 months, pursuant to which the Advisor will provide financial services, advice and assistance in connection with fund raisingsin the public or private equity markets. In consideration for the services provided the Advisor will be entitled to monthly fee of $3,500 payable in cash in respect of the first 18 months of the term of this agreement and subject to the closing of the Company's first round of financing conducted by the Advisor, a certain finders fee on financing transactions conducted by the Advisor and a warrant to purchase up to 2,000,000 shares of the Company. The warrant will have a term of five years and an exercise price of $0.50 per Share. The warrant will vest and be exercisable only upon achieving certain milestones prior to the second anniversary of the date of issuance, as determined in the agreement. The warrants were granted on March 16, 2011.

i.
On February 15, 2011, the Subsidiary entered into a consulting agreement with a third party (“the Consultant”) for a period of five years, pursuant to which the Consultant will provide consultation on scientific and clinical matters. The Consultant is entitled to a fixed monthly fee of $8,000, royalties of 8% of the net royalties actually received by the Subsidiary in respect of the patent that was sold to Entera on February 22, 2011 (see note 2) and an option to purchase up to 250,000 shares of common stock, par value $0.001 per share, of the Company at an exercise price of $0.50 per share.

F - 12

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 3 - COMMITMENTS (continued):

j.	Grants from the Chief Scientist Office of the Ministry of Industry, Trade and Labor of Israel ("OCS")

The Subsidiary is obligated to pay royalties to the OCS on proceeds from the sale of products developed from research and development activities that were funded, partially, by grants from the OCS. In the case of failure of a project that was partly financed as described above, the Company is not obligated to pay any such royalties or repay funding received from the OCS.

Under the terms of the funding arrangements with the OCS, royalties of 3% to 3.5% are payable on the sale of products developed from projects funded by the OCS, which payments shall not exceed, in the aggregate, 100% of the amount of the grant received (dollar linked), plus interest at annual rate based on LIBOR. In addition, if the Company receives approval to manufacture the products developed with government grants outside the State of Israel, it will be required to pay an increased total amount of royalties (possibly up to 300% of the grant amounts plus interest), depending on the manufacturing volume that is performed outside the State of Israel, and, possibly, an increased royalty rate.

As of February 28, 2011, the subsidiary has not yet realized any revenues from the said project and did not incur any royalty liability.

For the six months period ended February 28, 2011, the research and development expenses are presented net of OCS Grants, in the total of $208,674. For the year ended August 31, 2010 the OCS Grants were $350,198.

NOTE 4 - STOCK HOLDERS’ EQUITY:

Between November 2010 and February 2011 the Company entered into Securities Purchase Agreements with a few accredited investors for the sale of 9,706,250 units at a purchase price of $0.32 per unit for total consideration of $3,106,000. Each unit consisted of one share of the Company's common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase 0.35 a share of common stock exercisable for five years at an exercise price of $0.50 per share.

As to shares issued after February 28, 2011, see note 7a.

F - 13

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 5 - STOCK BASED COMPENSATION:

The following are stocks issued for services, stock options and warrants transactions made during the six months ended February 28, 2011:

On October 30, 2006 the Company entered into a Clinical Trial Manufacturing Agreement with Swiss Caps AG (“Swiss”), pursuant to which Swiss would manufacture and deliver the oral insulin capsule developed by the Company. In consideration for the services being provided to the Company by Swiss, the Company agreed to pay a certain predetermined amounts which are to be paid in common stocks of the Company, the number of stocks to be issued is based on the invoice received from Swiss, and the stock market price 10 days after the invoice was issued. The Company accounted for the transaction with Swiss according to FASB ASC 480 "Distinguishing Liabilities from Equity".

On September 11, 2010 and January 11, 2011 the Company issued 253,714 and 100,000 shares of its common stock to Swiss as remuneration for the services provided, for total of $88,800 and $31,000, respectively.

As to warrants and options granted to third parties, see notes 3h and 3i.

The Company recognized $335,797 of stock based compensation expense during the six months ended February 28, 2011 related to options granted to employees and consultants, $335,479 of which relates to options granted in prior years.

NOTE 6 - FAIR VALUE:

The fair value of the financial instruments included in the Company’s working capital is usually identical or close to their carrying value due to the short-term maturities of these instruments.

NOTE 7 - SUBSEQUENT EVENTS:

a.
In March 2011, in connection with the securities purchase agreement as described in note 4, the Company issued 196,750 shares of the Company's common stock and warrants to purchase 70,864 shares of common stock for three individuals, as finders fee.

b.
On March 31, 2011, the Company consummated a securities purchase agreement with D.N.A for the sale of 781,250 shares of common stock and warrants to purchase up to 273,438 shares of common stock, for a total purchase price of $250,000 in cash.  The shares and warrants were sold in units at a price per unit of $0.32, each unit consisting of one share of common stock and a warrant to purchase 0.35 of a share of common stock. The warrants have an exercise price of $0.50 per share, subject to adjustment, and a term of five years commencing from the closing of the transaction. See also note 2.

c.
In April 2011, the Company entered into Securities Purchase Agreements with nine accredited investors for the sale of 1,124,375 units at a purchase price of $0.32 per unit for total consideration of $359,800. Each unit consisted of one share of the Company's common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase 0.35 a share of common stock exercisable for five years at an exercise price of $0.50 per share. The Company paid $21,588 and will issue 67,462 warrants as finders fee.

d.	In May 2011, the Company issued 176,923 shares of our common stock, valued at $47,769, in the aggregate, to Swiss as settlement of our liability for services rendered in the past.

e.
In May 2011, the Company issued 200,00 shares of our common stock, valued at $60,000, in the aggregate, to New Castle Consulting, LLC as remuneration for services to be rendered during the six month period commencing May 4, 2011.

F - 14

ORAMED PHARMACEUTICULS, Inc.
(A development stage company)
NOTES TO INTERIM FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Oramed Pharmaceuticals Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of Oramed Pharmaceuticals Inc. (A Development Stage Company) and its subsidiary (the “Company”) as of August 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended and cumulatively, for the period from September 1, 2007 to August 31, 2010 (not separately presented herein) . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative totals of the Company for the period from April 12, 2002 (date of incorporation) to August 31, 2007, which totals reflect a deficit of $4,478,933 accumulated during the development stage. Those cumulative totals were audited by other independent auditors, whose report, dated December 10, 2007, expressed an unqualified opinion on the cumulative amounts but included an emphasis of a matter. Our opinion, insofar as it relates to amounts included for that period is based on the report of the other independent auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of the other independent auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of August 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended and cumulatively, for the period from September 1, 2007 to August 31, 2010 (not separately presented herein), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1a to the financial statements, the Company has suffered recurring losses for the period from inception (April 12, 2002) through August 31, 2010 and presently the Company does not have sufficient cash and other resources to meet its requirements in the following twelve months. These factors raise substantial doubts as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1a. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty

Kesselman & Kesselman

Tel Aviv, Israel
November 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Oramed Pharmaceuticals Inc.
(a development stage company)
Jerusalem, Israel

We have audited the consolidated statements of expenses, changes in stockholders’ deficit, and cash flows for the period from April 12, 2002 (Inception) through August 31, 2007. These financial statements are the responsibility of Oramed’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of its consolidated operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

December 10, 2007

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
U.S. dollars

	August 31
	2010	2009
Assets
CURRENT ASSETS:
Cash and cash equivalents	$1,199,638	$1,716,866
Short term investments (note 2)	100,000	1,000,000
Restricted cash (note 1n)	16,008	16,000
Accounts receivable - other	59,175	36,939
Prepaid expenses	1,859	4,119
Related parties (note 13)	7,689
Grants receivable from the Chief Scientist	12,438	400,405
T o t a l current assets	1,396,807	3,174,329

LONG TERM DEPOSITS (note 6b)	10,582	12,161
PROPERTY AND EQUIPMENT, NET (note 5)	43,499	75,361
T o t a l assets	$1,450,888	$3,261,851

Liabilities and stockholders' equity
CURRENT LIABILITIES:
Accounts payable and accrued expenses (note 9)	$411,330	$321,344
Account payable with former shareholder	47,252	47,252
T o t a l current liabilities	458,582	368,596

PROVISION FOR UNCERTAIN TAX POSITION (note 12f)	162,034	147,063

COMMITMENTS (note 6)

STOCKHOLDERS’ EQUITY:
Common stock, $ 0.001 par value (200,000,000 authorized shares; 57,565,321 and 56,456,710 shares issued and outstanding as of August 31, 2010 and 2009, respectively)	57,565	56,456
Additional paid-in capital	13,758,761	12,698,414
Deficit accumulated during the development stage	(12,986,054)	(10,008,678)
T o t a l stockholders' equity	830,272	2,746,192
T o t a l liabilities and stockholders’ equity	$1,450,888	$3,261,851

The accompanying notes are an integral part of the financial statements.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars

			Period
			from April
			12, 2002
			(inception)
	Year ended		through
	August 31		August 31,
	2010	2009	2010

RESEARCH AND DEVELOPMENT EXPENSES, NET (note 10)	$1,463,886	$1,574,074	$6,692,540
IMPAIRMENT OF INVESTMENT			434,876
GENERAL AND ADMINISTRATIVE
EXPENSES (note 11)	1,508,667	1,210,044	5,682,423
OPERATING LOSS	2,972,553	2,784,118	12,809,839
FINANCIAL INCOME	(24,692)	(38,602)	(160,800)
FINANCIAL EXPENSE	14,544	17,555	162,477
LOSS BEFORE TAXES ON INCOME	2,962,405	2,763,071	12,811,516
TAXES ON INCOME (note 12)	14,971	(2,597)	174,538
NET LOSS FOR THE PERIOD	$2,977,376	$2,760,474	$12,986,054
BASIC AND DILUTED LOSS PER
COMMON SHARE	$(0.05)	$(0.05)
WEIGHTED AVERAGE NUMBER OF COMMON
STOCK USED IN COMPUTING BASIC AND
DILUTED LOSS PER COMMON STOCK	57,389,991	56,645,820

The accompanying notes are an integral part of the financial statements.

ORAMED PHARMACEUTICALS INC.
(A development stage company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
U.S. dollars

				Deficit
				accumulated
			Additional	during the	Total
	Common Stock		paid-in	development	stockholders'
	Shares	$	capital	stage	equity

BALANCE AS OF APRIL 12, 2002 (inception)	34,828,200	$34,828	$18,872		$53,700
CHANGES DURING THE PERIOD FROM APRIL 12, 2002 THROUGH AUGUST 31, 2008:
SHARES CANCELLED	(19,800,000)	(19,800)	19,800		-
SHARES ISSUED FOR INVESTMENT IN ISTI-NJ	1,144,410	1,144	433,732		434,876
SHARES ISSUED FOR OFFERING COSTS	1,752,941	1,753	(1,753)		-
SHARES ISSUED FOR CASH- NET OF ISSUANCE EXPENSES	37,359,230	37,359	7,870,422		7,907,781
SHARES ISSUED FOR SERVICES	418,025	418	214,442		214,860
CONTRIBUTIONS TO PAID IN CAPITAL			18,991		18,991
RECEIPTS ON ACCOUNT OF SHARES AND WARRANTS			6,061		6,061
SHARES ISSUED FOR CONVERSION OF CONVERTIBLE NOTE	550,000	550	274,450		275,000
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			2,428,014		2,428,014
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			381,764		381,764
DISCOUNT ON CONVERTIBLE NOTE RELATED TO BENEFICIAL CONVERSION FEATURE			108,000		108,000
COMPREHENSIVE LOSS				(16)	(16)
IMPUTED INTEREST			12,217		12,217
NET LOSS				(7,248,188)	(7,248,188)
BALANCE AS OF AUGUST 31, 2008	56,252,806	56,252	11,785,012	(7,248,204)	4,593,060
SHARES ISSUED FOR SERVICES RENDERED	203,904	204	152,724		152,928
SHARES TO BE ISSUED FOR SERVICES RENDERED			203,699		203,699
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			436,025		436,025
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			117,174		117,174
IMPUTED INTEREST			3,780		3,780
NET LOSS				(2,760,474)	(2,760,474)
BALANCE AS OF AUGUST 31, 2009	56,456,710	56,456	12,698,414	(10,008,678)	2,746,192
SHARES ISSUED FOR SERVICES RENDERED	1,108,611	1,109	248,741		249,850
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO EMPLOYEES AND DIRECTORS			690,882		690,882
STOCK BASED COMPENSATION RELATED TO OPTIONS GRANTED TO CONSULTANTS			116,944		116,944
IMPUTED INTEREST			3,780		3,780
NET LOSS				(2, 977, 376)	(2,977,376)
BALANCE AS OF AUGUST 31, 2010	57,565,321	$57,565	$13,758,761	$(12,986,054)	$830,272

The accompanying notes are an integral part of the consolidated financial statements.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period from April 12, 2002 (inception date) through
	Year ended August 31		August 31,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,977,376)	$(2,760,474)	$(12,986,054)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	31,862	30,488	77,804
Amortization of debt discount			108,000
Exchange differences on long term deposits	335	641	(666)
Stock based compensation	807,826	553,199	4,170,803
Common stock issued for services	249,850	152,928	617,638
Common stock to be issued for services		203,699	203,699
Impairment of investment			434,876
Imputed interest	3,780	3,780	19,777
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	360,302	(38,889)	(81,161)
Restricted cash	(8)	(16,000)	(16,008)
Accounts payable and accrued expenses	89,986	(414,708)	411,330
Provision for uncertain tax position	14,971	16,413	162,034
Total net cash used in operating activities	(1,418,472)	(2,268,923)	(6,877,928)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		(7,553)	(121,303)
Purchase of short term investments		(1,000,000)	(3,728,000)
Proceeds from sale of short term investments	900,000	2,728,000	3,628,000
Lease deposits, net	1,244	(1,978)	(9,916)
Total net cash provided by (used in) investing activities	901,244	1,718,469	(231,219)

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from sales of common stocks and warrants - net of issuance expenses			7,961,481
Receipts on account of shares issuances			6,061
Proceeds from convertible notes			275,000
Proceeds from short term note payable			120,000
Payments of short term note payable			(120,000)
Shareholder advances			66,243
Net cash provided by financing activities			8,308,785

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(517,228)	(550,454)	1,199,638
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,716,866	2,267,320
CASH AND CASH EQUIVALENTS AT END OF
PERIOD	$1,199,638	$1,716,866	$1,199,638

Non cash investing and financing activities:
Discount on convertible note related to beneficial conversion feature			$108,000
Shares issued for offering costs			$1,753
Contribution to paid in capital			$18,991

The accompanying notes are an integral part of the financial statements.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -  SIGNIFICANT ACCOUNTING POLICIES:

a.
General:

Oramed Pharmaceuticals Inc. (the “Company”) was incorporated on April 12, 2002, under the laws of the State of Nevada. From incorporation until March 3, 2006, the Company was an exploration stage company engaged in the acquisition and exploration of mineral properties. On March 8, 2006, the Company entered into an agreement with Hadasit Medical Services and Development Ltd (“Hadasit”) (the “First Agreement”) to acquire the provisional patent related to orally ingestible insulin pill to be used for the treatment of individuals with diabetes, see also note 6a.

The Company has been in the development stage since its formation and has not yet generated any revenues from its planned operations.

On May 14, 2007, the Company incorporated a wholly-owned subsidiary in Israel, Oramed Ltd., which is engaged in research and development. Unless the context indicates otherwise, the term “Group” refers to Oramed Pharmaceuticals Inc. and its Israeli subsidiary, Oramed Ltd. (the “Subsidiary”), (together with the Company, "the Group").

The Group is engaged in research and development in the biotechnology field and is considered a development stage company in accordance with the guidance.

The Company has suffered recurring losses for the period from inception (April 12, 2002) through August 31, 2010 amounting to $12,986,054, as well as negative cash flow from operating activities. Presently, the Company does not have sufficient cash and other resources to meet its requirements in the twelve months following September 1, 2010. These factors raise substantial doubts as to the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty. Management is in the process of evaluating various financing alternatives through fund raising in the public or private equity markets, as the Company will need to finance future research and development activities and general and administrative expenses. Although there is no assurance that the Company will be successful with those initiatives, management believes that it will be able to secure the necessary financing as a result of ongoing financing discussions with third party investors, existing shareholders, as well as on going funding from the Office of the Chief Scientist  ("OCS"), (see note 6h).

These consolidated financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to obtain additional financing as may be required and ultimately to attain profitability.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

b.	Accounting principles

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification ("Codification" or "ASC"). The Codification became the single authoritative source for U.S. GAAP and changed the way in which the accounting literature is organized. The Codification does not change U.S. GAAP and accordingly its adoption did not have a material impact on the Company's consolidated financial statements

c.	Use of estimates in the preparation of financial statements

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statement date and the reported expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to stock based compensation.

d.	Functional currency

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“$” or “dollar”).

Most of the group’s operating expenses are incurred in dollars. Thus, the functional currency of the Company is the dollar.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in foreign currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For foreign transactions and other items reflected in the statements of operations, the following exchange rates are used: (1) for transactions - exchange rates at transaction dates or average rates and (2) for other items (derived from non-monetary balance sheet items such as depreciation) - historical exchange rates. The resulting transaction gains or losses are carried to financial income or expenses, as appropriate.

For the year ended August 31, 2010, the group recorded $10,650 as financial income derived from exchange rate differences.

e.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All inter-company transactions and balances have been eliminated in consolidation.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

f.	Property and equipment

Property and equipment are recorded at cost and depreciated by the straight-line method over the estimated useful lives of the assets.

Annual rates of depreciation are as follows:

%
Computers and peripheral equipment	33
Office furniture and equipment	15-33

Leasehold improvements are amortized over the term of the lease which is shorter than the estimated useful life of the improvements.

g.	Income taxes

1.	Deferred taxes

Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred tax balances are computed using the tax rates expected to be in effect when those differences reverse. A valuation allowance in respect of deferred tax assets is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has provided a full valuation allowance with respect to its deferred tax assets.

Regarding the Subsidiary, the recognition is prohibited for a deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities

2.	Uncertainty in income tax

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. Such liabilities are classified as long-term, unless the liability is expected to be resolved within twelve months from the balance sheet date. The Company's policy is to include interest and penalties related to unrecognized tax benefits within income tax expenses.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued)

h.
Research and development

Research and development expenses include costs directly attributable to the conduct of research and development programs, including the cost of salaries, employee benefits, costs of registered patents materials, supplies, the cost of services provided by outside contractors, including services related to the Company’s clinical trials, clinical trial expenses, the full cost of manufacturing drug for use in research, preclinical development. All costs associated with research and development are expensed as incurred.

Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. The Company out sources a substantial portion of its clinical trial activities, utilizing external entities such as contract research organizations, independent clinical investigators, and other third-party service providers to assist the Company with the execution of its clinical studies. For each clinical trial that the Company conducts, certain clinical trial costs are expensed immediately, while others are expensed over time based on the expected total number of patients in the trial, the rate at which patients enter the trial, and the period over which clinical investigators or contract research organizations are expected to provide services.

Grants received from the OCS are recognized when the grants become receivable, provided there is reasonable assurance that the Company will comply with the conditions attached to the grant and there is reasonable assurance the grant will be received. The grants are deducted from the related research and development expenses as the costs are incurred. See also note 6h.

i.
Cash equivalents

The Company considers all short term, highly liquid investments, which include short-term deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash, to be cash equivalents.

j.	Comprehensive loss

The Company has no other comprehensive loss components other than net loss for the fiscal years of 2009 and 2010.

k.	Loss per share

Basic and diluted net losses per share of common stock are computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding and shares relating to receipts on account of shares in equity during the period. Outstanding stock options,  warrants and convertible notes have been excluded from the calculation of the diluted loss per share because all such securities are anti-dilutive for all periods presented. The total number of common stock options and warrants excluded from the calculation of diluted net loss was 15,584,897 for the year ended August 31, 2010 (18,017,697 for the year ended August 31, 2009).

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

l.
Impairment in value of long-lived assets

The Company reviews long-lived assets, to be held and used, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In the event the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets are written down to their estimated fair values.

m.
Stock based compensation

Equity awards granted to employees are accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as an expense over the requisite service period, net of estimated forfeitures. The Company estimated forfeitures based on historical experience and anticipated future conditions.

The Company elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the accelerated method based on the multiple-option award approach.

When stock options are granted as consideration for services provided by consultants and other non-employees, the transaction is accounted for based on the fair value of the consideration received or the fair value of the stock options issued, whichever is more reliably measurable. The fair value of the options granted is measured on a final basis at the end of the related service period and is recognized over the related service period using the straight-line method.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

n.
Fair value measurement:

On September 1, 2008, the Company adopted the methods of fair value as described in the authoritative guidance issued by the FASB, which defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosure about fair value measurements to value its financial assets and liabilities. As defined in the guidance, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

As of August 31, 2009 the only assets or liabilities measured at fair value comprise of derivatives, which have a negligible fair value, measured based on observable prices (level 2).

In order to secure the fulfillment of the Company’s obligations under the derivatives agreements, the Company has placed a restricted deposit with the bank in an amount of $16,000.

o.
Concentration of credit risks

Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents, deposit and short term investments, which are deposited in major financial institutions. The company is in the opinion the credit risk in respect of these balances is remote.

p.
Newly issued  and recently adopted accounting pronouncements:

In June 2009, the FASB updated accounting guidance relating to variable interest entities. As applicable to the Company, this will become effective as of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. As applicable to the Company, the adoption of the new guidance is not expected to have a material impact on the consolidated financial statements.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (continued):

q.	Reclassifications

Certain figures in respect of prior year have been reclassified to conform to the current year presentation.

NOTE 2 - SHORT TERM INVESTEMNTS:

Amount represents bank deposits with an original maturity of more than three months but less than one year. The bank deposits are in US Dollars and bear interest of 0.4% and 1.4% per annum as of August 31, 2010 and 2009, respectively.

NOTE 3 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The financial instruments of the Group consist mainly of cash and cash equivalents, current receivables and accounts payable and accruals.

The fair value of the financial instruments included in the working capital of the Group is identical or close to their carrying value.

NOTE 4 - INVESTMENT IN A JOINT VENTURE

b.
On June 1, 2010, the subsidiary of the Company entered into an agreement with D.N.A Biomedical Solutions Ltd (formerly, Laser Detect Systems Ltd) ("D.N.A"), an Israeli company, for the establishment of a new company, Entera Bio Ltd. ("Entera"), ("the JV Agreement").

According to the JV Agreement, D.N.A will invest $600,000 in Entera, and Entera will be owned in equal parts by the subsidiary and D.N.A. In consideration for 50% of Entera's shares, the Subsidiary of the Company will enter into a Patent License Agreement with Entera, according to which, the subsidiary of the Company will out-license to Entera a technology for the development of oral delivery drugs for certain actions.  The out-licensed technology differs from Oramed’s main delivery technology that is used for oral insulin and is subject to a different patent application. Entera's initial development effort will be an oral formulation for the treatment of osteoporosis.

Entera's Chief Executive Officer will be granted options to purchase ordinary shares of Entera, reflecting 9.9% of Entera's share capital.

In the event that Entera has not obtained third-party financing by June 1, 2011, or such other date mutually agreed upon by the parties, each of the subsidiary and D.N.A will be required to make a capital contribution to Entera in the amount of $150,000. The agreement also contains customary provisions with respect to preemptive rights, rights of first refusal, drag-along rights, veto rights and information rights.

Mr. Zeev Bronfeld, who is one of D.N.A 's controlling shareholders, is also an affiliated shareholder of the Company.

On August 19, 2010, the closing of the transaction took place and the subsidiary of the Company and Entera entered into the Patent License Agreement. On August 31, 2010, D.N.A. invested $400,000 in Entera.

As of August 31, 2010, the Group holds 50% of the issued and outstanding share capital of Entera (45% - on fully diluted basis). As the Group did not obtain control in Entera, these consolidated financial statements do not include Entera's financial statement.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT IN A JOINT VENTURE (continued)

The Group recognized deferred income at the amount of $200,000 (50% of $400,000) that is presented as a provision and deducted from investment account at the same amount. As of August 31, 2010, Entera's losses from operations are at the amount of $134,049.

Entera continued activities as a going concern are subject to additional financing until the completion of the development activities and the commencement of profit generating sales.

The Company has concluded Entera is a variable interest entity according to of the terms of the JV Agreement.  The Company reviewed several factors to determine whether the Company is the primary beneficiary of Entera, including the nature of Entera's financing, its management structure, the nature of day-to-day operations and certain other factors.  Based on those factors, the Company determined that it is not the primary beneficiary of Entera.  The Company recognized its share of losses from this entity under the equity method, offset with a corresponding amount of revenue recognition on the out-license agreement.

b.     The investment in Entera is composed at follows:

August 31
2010
Share in Entera's shareholders	$200,000
Currency translation adjustment	(176)
Less - equity losses	(67,025)
132,799
Less - deferred income	(132,799)
Net investment	-,-

NOTE 5 - PROPERTY AND EQUIPMENT, Net:

a.	Composition of property and equipment, grouped by major classifications, is as follows:

	August 31
	2010	2009
Cost:
Leasehold improvements	$76,029	$76,029
Office furniture and equipment	19,941	19,941
Computers and peripheral equipment	25,333	25,333
	121,303	121,303
Less - accumulated depreciation and amortization	77,804	45,942
	$43,499	$75,361

b.	Depreciation exnses totaled $31,862 and $30,488 in the years ended August 31, 2010 and 2009, respectively.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6 - COMMITMENTS:

k.
Under the terms of the First Agreement with Hadasit (note 1a above), the Company retained Hadasit to provide consulting and clinical trial services. As remuneration for the services provided under the agreement, Hadasit is entitled to $200,000. The primary researcher for Hadasit is Dr. Miriam Kidron, a director and officer of the Company. The funds paid to Hadasit under the agreement are deposited by Hadasit into a research fund managed by Dr. Kidron. Pursuant to the general policy of Hadasit with respect to its research funds, Dr. Kidron receives from Hadasit a management fee in the rate of 10% of all the funds deposited into this research fund.

On January 7, 2009, the Company entered into a second agreement with Hadasit (the “Second Agreement”) to provide for the closing referenced in the First Agreement. In the Second Agreement, Hadasit confirms that it has conveyed, transferred and assigned all of its ownership rights in the patents acquired under the First Agreement to the Company, and certain other patents filed by the Company after the First Agreement as a result of the collaboration between the Company and Hadasit.

On July 8, 2009 the Company entered into a third agreement with Hadasit, Prof. Itamar Raz and Dr. Miriam Kidron ("the Third Agreement"), to provide consulting and clinical trial services. According to the Third Agreement, Hadasit will be entitled to a total consideration of $400,000 to be paid by Oramed. $200,000 of this amount was agreed in the terms of the First Agreement, and the remaining of $200,000 will be paid in accordance with the actual progress of the study. The total amount that was paid through August 31, 2010 was $359,255.

l.	The Subsidiary has entered into operating lease agreements for vehicles used by its employees for a period of 3 years.

The lease expenses for the years ended August 31, 2010 and 2009 were $37,583 and $44,092, respectively. The future lease payments under the lease agreement are $39,292, $22,945 and $13,047 for the years ending August 31, 2011, 2012 and 2013, respectively.

As security for its obligation under the lease agreements the Subsidiary deposited $9,010, which are classified as long term deposits.

m.
On September 19, 2007 the Subsidiary entered into a lease agreement for its office facilities in Israel. The lease agreement is for a period of 51 months, and will end on December 31, 2011. The monthly lease payment is 2,396 NIS and is linked to the increase in the Israeli consumer price index, (as of August 31, 2010 the monthly payment in the Company's functional currency is $628, the future annual lease payments under the agreement for the years ending August 31, 2011 and 2012 are $7,532 and $2,512, respectively).

As security for its obligation under this lease agreement the Company provided a bank guarantee in an amount equal to three monthly lease payments.

n.	As to a Clinical Trial Manufacturing Agreement with Swiss Caps AG, see note 8a.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - COMMITMENTS (continued):

o.
On April 21, 2009, the subsidiary entered into a consulting service agreement with ADRES Advanced Regulatory Services Ltd. (“ADRES”) pursuant to which ADRES will provide consulting services relating to quality assurance and regulatory processes and procedures in order to assist the subsidiary in submission of a U.S. IND according to FDA regulations. In consideration for the services provided under the agreement, ADRES will be entitled to a total cash compensation of $211,000, of which the amount $110,000 will be paid as a monthly fixed fee of $10,000 each month for 11 months commencing May 2009, and the remaining $101,000 will be paid based on achievement of certain milestones. $160,000 of the total amount was paid though August 31, 2010, of that $30,000 were paid for completing the three first milestones.

p.
On February 10, 2010, the subsidiary entered into an agreement with Vetgenerics Research G. Ziv Ltd, a clinical research organization (CRO), to conduct a toxicology trial on its oral insulin capsules. The total cost estimated for the studies is €107,100 ($133,040) of which €12,195 ($16,806) was paid through August 31, 2010 and additional $38,147 are presented as accounts payables.

q.
On May 2, 2010, the subsidiary entered into an agreement with SAFC Pharma, a division of the Sigma-Aldrich Corporation, to develop a process to produce one of its oral capsule ingredients, for a total estimated consideration of $269,600, of which $35,589 are presented as accounts payables.

r.
On July 5, 2010, the subsidiary of the Company entered into a Manufacturing Supply Agreement (MSA) with Sanofi-Aventis Deutschland GMBH ("sanofi-aventis"). According to the MSA, sanofi-aventis will supply the subsidiary with specified quantities of recombinant human insulin to be used for clinical trials in the USA.

s.	Grants from the Chief Scientist Office ("OCS")

The subsidiary is committed to pay royalties to the Government of Israel on proceeds from sales of products in the research and development of which the Government participates by way of grants.

At the time the grants were received, successful development of the related projects was not assured. In case of failure of a project that was partly financed as above, the company is not obligated to pay any such royalties.

Under the terms of the company’s funding from the Israeli Government, royalties of 3%-3.5% are payable on sales of products developed from a project so funded, up to 100% of the amount of the grant received by the company (dollar linked) with the addition of annual interest at a rate based on LIBOR.

On August 31, 2010, the subsidiary has not yet realized any revenues from the said project and did not incur any royalty liability.

For the years ended August 31, 2010, and 2009, and for the period from inception on April 12, 2002 through August 31, 2010, the research and development expenses are presented net of OCS Grants, in the total amount of $350,198 and $400,405 and $750,603,respectively.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 - STOCK HOLDERS’ EQUITY:

The Company’s shares are traded on the Over-The-Counter Bulletin Board.

The following are capital stock transactions that took place during the years ended August 31, 2010 and 2009:

a.	As to shares issued as part of stock based compensation plan see Note 8.

b.	As to a Clinical Trial Manufacturing Agreement with Swiss Caps AG, see note 8a.

NOTE 8 - STOCK BASED COMPENSATION:

On October 15, 2006, the Company’s Board of Directors adopted the 2006 Stock Option Plan (the “2006 Stock Option Plan”).

On May 5, 2008, the Company’s Board of Directors adopted the 2008 Stock Option Plan (the “2008 Stock Option Plan”).

Under both plans 11,000,000 shares have been reserved for the grant of options, which may be issued at the discretion of the Company’s Board of Directors from time to time. Under these plans, each option is exercisable into one share of common stock of the Company.

The options may be exercised after vesting and in accordance with vesting schedules which will be determined by the board of directors for each grant. The maximum term of the options is 10 years.

The fair value of each stock option grant is estimated at the date of grant using a Black Scholes option pricing model. The volatility is based on a historical volatility, by statistical analysis of the daily share price for past periods. The expected term is the length of time until the expected dates of exercising the options, based on estimated data regarding employees’ exercise behavior.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8 - STOCK BASED COMPENSATION (continued):

The following are stock options and warrants transactions made during the years ended August 31, 2009 and 2010:

a.
On October 30, 2006 the Company entered into a Clinical Trial Manufacturing Agreement with Swiss Caps AG (“Swiss”), pursuant to which Swiss would manufacture and deliver the oral insulin capsule developed by the Company. In consideration for the services being provided to the Company by Swiss, the Company agreed to pay a certain predetermined amounts which are to be paid in common stocks of the Company, the number of stocks to be issued is based on the invoice received from Swiss, and the stock market price 10 days after the invoice is issued. During the years ended on August 31 2010 and 2009, the Company issued 388,724 and 203,904 shares of its common stock, respectively, to Swiss as remuneration for the services provided in the amount of $198,850 and $113,210, respectively.

b.
On October 12, 2008, 828,000 options were granted to an employee of the subsidiary, at an exercise price of $0.47 per share (equivalent to the traded market price on the date of grant). The options vest in three equal annual installments commencing on November 1, 2009 and expire on October 11, 2018. On March 31, 2009 the employee ended his services with the Company and the options were forfeited before they had vested. The Company recognized an expense of $71,406 during the six months ended February 28, 2009 and reversed that expense in the three months ended May 31, 2009.

c.
On October 12, 2008, 56,000 options were granted to an employee of the subsidiary, at an exercise price of $0.47 per share (equivalent to the traded market price on the date of grant). The options vest in two equal annual installments commencing on May 1, 2009 and expire on October 11, 2018.

d.
On January 11, 2009, an aggregate of 600,000 options were granted to two Board of Directors members and 150,000 options were granted to an employee of the subsidiary. All 750,000 options were granted at an exercise price of $0.43 per share (equivalent to the traded market price on the date of grant). The options vest in three equal annual installments commencing on January 1, 2010 and expire on January 10, 2019. On May 31, 2009 the employee ended his services with the Company and the options were forfeited before they had vested. During the year ended August 31, 2009, the Company recognized an expense of $4,354 related to the options granted to the employee and reversed that expense during the same year.

e.
On January 11, 2009, an aggregate of 300,000 options were granted to three Scientific Advisory Board members, at an exercise price of $0.76 per share (higher than the traded market price on the date of grant). The options vest in four equal quarterly installments commencing on April 1, 2009 and expire on January 10, 2019.

f.
On June 3, 2009, 400,000 options were granted to an employee of the subsidiary, at an exercise price of $0.47 per share (equivalent to the traded market price on the date of grant). The options vest in three equal annual installments, commencing October 19, 2010, and expire on October 19, 2019.

g.
On August 20, 2009, 100,000 options were granted to an employee of the subsidiary, at an exercise price of $0.42 per share (equivalent to the traded market price on the date of grant). The options vest in three equal annual installments commencing August 20, 2010, and expire on August 20, 2019.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCK BASED COMPENSATION (continued):

h.
On November 23, 2009, 100,000 options were granted to a consultant, at an exercise price of $0.76 per share (higher than the traded market price on the date of grant), the options vest in three equal annual installments commencing November 23, 2010 and expire on November 23, 2014.  The engagement with the consultant has ended during the nine months period ended May 31, 2010. The fair value of these options on the date of grant, was $36,662, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 123.30%; risk-free interest rates of 2.20%; and the remaining contractual life of 5 years. The Company recorded all expenses in respect of these options during that period.

i.
On November 23, 2009, 36,000 options were granted to an employee of the Subsidiary, at an exercise price of $0.46 per share (equivalent to the traded market price on the date of grant), the options vest in three equal annual installments commencing November 23, 2010, and expire on November 23, 2019. The fair value of these options on the date of grant was $14,565, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 123.55%; risk-free interest rates of 2.55%; and the remaining contractual life of 6 years.

j.
On December 29, 2009, the Company issued 100,000 shares of its common stock to a third party as remuneration for services rendered and to be rendered during the six month period commencing December 15, 2009. The fair value of these shares on the date of issuance was $37,000.

k.
On March 16, 2010, 13,200 options were granted to a consultant, at an exercise price of $0.43 per share (equivalent to the traded market price on the date of grant), the options vest in six monthly installments commencing March 30, 2010 and expire on March 15, 2015.  The fair value of these options on the date of grant, was $4,747, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 121.61%; risk-free interest rates of 2.37%; and the remaining contractual life of 5 years.

l.
On March 16, 2010, 100,000 options were granted to a consultant, at an exercise price of $0.43 per share (equivalent to the traded market price on the date of grant), the options vest in three equal monthly installments commencing March 30, 2010 and expire on March 15, 2015.  The fair value of these options on the date of grant, was $35,960, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 121.61%; risk-free interest rates of 2.37%; and the remaining contractual life of 5 years.

m.
On March 16, 2010, 50,000 options were granted to a consultant, at an exercise price of $0.50 per share (higher than the traded market price on the date of grant), the options vest in three equal annual installments commencing March 16, 2011 and expire on March 15, 2015.  The fair value of these options on the date of grant, was $17,702, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 121.61%; risk-free interest rates of 2.37%; and the remaining contractual life of 5 years.

n.
On March 25, 2010, 100,000 options were granted to a consultant, at an exercise price of $0.50 per share (higher than the traded market price on the date of grant), the options vest in four equal quarterly installments commencing May 17, 2010 and expire on March 24, 2015.  The fair value of these options on the date of grant, was $39,051, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 121.21%; risk-free interest rates of 2.65%; and the remaining contractual life of 5 years.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCK BASED COMPENSATION (continued):

o.
On April 21, 2010, an aggregate of 1,728,000 options were granted to Nadav Kidron, the Company’s President, Chief Executive Officer and director, and Miriam Kidron, the Company’s Chief Medical and Technology Officer and director, both are related parties, at an exercise price of $0.49 per share (equivalent to the traded market price on the date of grant), 216,000 of the options vested immediately on the date of grant and the remainder will vest in twenty one equal monthly installments. These options expire on April 20, 2020.  The fair value of these options on the date of grant was $807,392, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 120.69%; risk-free interest rates of 3.77%; and expected lives of 10 years.

p.
On July 8, 2010, 300,000 options were granted to a director at an exercise price of $0.48 per share (equivalent to the traded market price on the date of grant). The options vest in three equal annual installments commencing on July 8, 2011 and will expire on July 7, 2020. The fair value of these options on the date of grant, was $123,890, using the Black Scholes option-pricing model and was based on the following assumptions: dividend yield of 0% for all years; expected volatility of 117.82%; risk-free interest rates of 2.14%; and the remaining contractual life of 6 years.

q.
On August 2, 2010, the Company issued 50,000 shares of its common stock to a third party as remuneration for services to be rendered during the six month period commencing July 14, 2010. The fair value of these shares on the date of issuance was $21,000.

The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions:

	For options granted in
	the year ended August 31
	2010	2009
Expected option life (years)	4.5-10.0	1.0-9.8
Expected stock price volatility (%)	113.1-130.5	113.1-130.5
Risk free interest rate (%)	1.3-3.9	0.7-3.6
Expected dividend yield (%)	0.0	0.0

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCK BASED COMPENSATION (continued):

A summary of the status of the stock options granted to employees and directors as of August 31, 2010 and 2009, and changes during the years ended on those dates, is presented below:

	Year ended August 31,
	2010		2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	options	price	options	price
		$		$
Options outstanding at
beginning of year	8,445,360	0.31	7,289,360	0.29
Changes during the year:
Granted - at market price	2,064,000	0.49	2,134,000	0.45
Expired	(500,000)	0.76
Forfeited			(978,000)	0.46
Options outstanding at end
of year	10,009,360	0.32	8,445,360	0.31
Options exercisable at end
of year	7,549,360		7,001,360
Weighted average fair
value of options granted
during the year	$0.46		$0.45

Costs incurred in respect of stock based compensation for employees and directors, for the years ended August 31, 2010 and 2009 were $690,882 and $436,025, respectively.

The following table presents summary information concerning the options outstanding as of August 31, 2010:

		Weighted
		Average	Weighted
Range of		Remaining	average
exercise	Number	Contractual	exercise	Aggregate
prices	outstanding	Life	price	intrinsic value
$		Years	$	$
0.001	3,361,360	1.95	0.001	1,307,569
0.40 to 0.62	6,648,000	5.31	0.32	-
	10,009,360	4.18	0.21	1,307,569

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCK BASED COMPENSATION (continued):

The following table presents summary information concerning the options exercisable as of August 31, 2010:

		Weighted
		Average	Weighted
Range of		Remaining	average
exercise	Number	Contractual	exercise	Aggregate
prices	exercisable	Life	price	intrinsic value
$		Years	$	$
0.001	3,361,360	1.95	0.001	1,307,569
0.40 to 0.62	4,188,000	3.99	0.49	-
	7,549,360	3.08	0.27	1,307,569

As of August 31, 2010, there were $601,523 unrecognized compensation costs related to non-vested employees and directors ,to be recorded over the next 35 months.

A summary of the status of the stock options granted to non-employees as of August 31, 2010, and changes during the years ended on this date, is presented below:

	Year ended August 31
	2010		2009
		Weighted		Weighted
	Number	average	Number	average
	of	exercise	of	exercise
	options	price	options	price
		$		$
Options outstanding at
beginning of year	1,200,000	0.68	900,000	0.65
Changes during the year:
Granted - at market price	113,200	0.43
Granted - at an exercise
price above market
price	250,000	0.60	300,000	0.76
Expired	(750,000)	(0.64)
Options outstanding at end
of year	813,200	0.63	1,200,000	0.68
Options exercisable at end
of year	313,200		900,000

The Company recorded stock compensation of $116,944 and $117,174 during the years ended August 31, 2010 and 2009 respectively, related to consulting services.

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - STOCK BASED COMPENSATION (continued):

The following table presents summary information concerning the options granted to non-employees outstanding as of August 31, 2010:

		Weighted
		Average	Weighted
Range of		Remaining	average
exercise	Number	Contractual	exercise	Aggregate
prices	outstanding	Life	price	intrinsic value
$		Years	$	$
0.40 to 0.62	363,200	3.54	0.78	-
0.76 to 0.90	450,000	6.18	0.51	-
	813,200	5.00	0.63	-

The following table presents summary information concerning the options exercisable as of August 31, 2010:

		Weighted
		Average	Weighted
Range of		Remaining	average
exercise	Number	Contractual	exercise	Aggregate
prices	exercisable	Life	price	intrinsic value
$	$	Years	$	$
0.40 to 0.62	263,200	3.15	0.52	-
0.76 to 0.90	50,000	0.92	0.90	-
	313,200	2.80	0.58	-

As of August 31, 2010 there were $29,884 unrecognized compensation costs related to non-vested non-employees, to be recorded over the next 31 months.

NOTE 9 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

	Year ended
	August 31,
	2010	2009

Service providers	$381,522	$274,291
Tax provisions		12,504
Payroll and related expenses	29,808	34,549
	$411, 330	$321,344

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - RESEARCH AND DEVELOPMENT EXPENSES:

			Period from April
			12, 2002
			(inception)
	Year ended		through
	August 31,		August 31,
	2010	2009	2010

Clinical trials	$905,206	$1,304,779	$3,273,311
Payroll and consulting fees	402,145	286,315	1,122,696
Costs for registration of patents	32,992	17,775	151,457
Compensation costs in respect of warrants granted to employees, directors and consultants	341,203	264,861	2,557,866
Other	132,538	100,749	337,814
Less - grants from the OCS	(350,198)	(400,405)	(750,603)
	$1,463,886	$1,574,074	$6,692,540

NOTE 11 - GENERAL AND ADMINISTRATIVE EXPENSES

			Period from April
			12, 2002
			(inception)
	Year ended		through
	August 31		August 31,
	2010	2009	2010

Compensation costs in respect of warrants granted to employees, directors and consultants	$466,623	$288,338	$1,612,937
Professional services	322,447	240,523	1,334,249
Consulting fees	159,919	155,359	640,597
Travel costs	67,543	94,844	419,425
Write off of debt			275,000
Business development	151,517	73,286	379,160
Payroll and related expenses	159,485	190,923	434,878
Insurance	23,958	25,068	72,656
Other	157,175	141,703	513,521
	$1,508,667	$1,210,044	$5,682,423

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME:

Taxes on income included in the consolidated statements of operations represent current taxes due to taxable income of the US Company and its subsidiary.

a.	Corporate taxation in the U.S.

The applicable corporate tax rate for the Company is 35%.

As of August 31, 2010, the Company has an accumulated tax loss carryforward of approximately $3,979,276 (August 31, 2009 approximately $3,606,510). Under USA tax laws, carryforward tax losses expire 20 years after the year in which it incurred, in the case of the Company the net loss carryforward will expire in the years 2025 through 2028.

b.	Corporate taxation in Israel:

The Subsidiary is taxed in accordance with Israeli tax laws. The regular corporate tax rate in Israel for 2010 is 25%.

On July 23, 2009, the Economic Efficiency (Legislation Amendments to the Implementation of the Economic Plan for the Years 2009 and 2010) Law, 2009 (hereinafter – the 2009 Amendment) was published in the Official Gazette.  Inter alia, the 2009 Amendment provides for a further gradual reduction of the corporate tax rate in tax years 2011 and thereinafter, as follows: 2010 -25%, 2011 - 24%, 2012 - 23%, 2013 - 22%, 2014 - 21%, 2015 - 20% and 2016 and thereinafter - 18%.

As of August 31, 2010, the Subsidiary has an accumulated tax loss carryforward of approximately $2,664,091(August 31, 2009 approximately $1,115,041).

 ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

c.	Deferred income taxes:

	August 31
	2010	2009
In respect of:
Net operating loss carryforward	$1,978,850	$1,507,587
Less - Valuation allowance	(1,978,850)	(1,507,587)
Net deferred tax assets	-,-	-,-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance.

d.	Income loss before taxes on income and income taxes included in the income statements:

			Period from April 12, 2002 (inception) through August 31,
	Year ended August 31
	2010	2009	2010
Loss before taxes on income:
U.S.	$453,676	$248,890	$7,587,802
Outside U.S.	2,508,729	2,514,181	5,385,876
	2,962,405	2,763,071	12,973,678
Taxes on income:
Current:
U.S.	13,107	16,664	69,570
Outside U.S.	1,864	(19,261)	104,968
	$14,971	$(2,597)	$174,538

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

e.	Reconciliation of the theoretical tax expense to actual tax expense

Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in U.S., and the actual tax expense:

	Year ended August 31		Period from April 12, 2002 (inception) through August 31,
	2010	2009	2010
Loss before income taxes as reported in
the consolidated statement of operations	$(2,962,405)	$(2,763,071)	$(12,811,516)
Computed “expected” tax benefit	(1,036,842)	(967,075)	(4,484,031)
Increase (decrease) in income taxes
resulting from:
Change in the balance of the valuation
allowance for deferred tax losses	576,939	528,143	2,229,483
Disallowable deductions	211,304	149,043	1,642,813
Increase in taxes resulting from
different tax rates applicable to non
U.S. subsidiary	248,599	270,879	554,239
Uncertain tax position	14,971	16,413	162,034
Taxes on income for the reported year	$14,971	$(2,597)	$174,538

f.	Uncertainty in Income Taxes

The Company adopted FIN 48 effective September 1, 2007. FIN 48 requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect the operating results of the Company. The Company had no unrecognized tax benefits as of September 1, 2007. As a result of the implementation of FIN 48 the Company recoded an additional provision for income taxes in the amount of $130,650 due to uncertainty in its tax position. The Company recognizes interest and penalties related to its tax contingencies as income tax expense. As of August 31, 2010 and 2009, the Company recorded $65,151 and $47,881, respectively, of penalties related to tax contingencies.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - TAXES ON INCOME (continued):

The following table summarizes the activity of the Company unrecognized tax benefits:

	Year ended August 31
	2010	2009
Balance at Beginning of Year	$147,063	$130,650
Increase (decrease) in tax positions for prior years	14,971	8,844
Increase in tax positions for current year		7,569
Balance at End of Year	$162,034	$147,063

The Company do not expect unrecognized tax expenses to change significantly over the next 12 months.

The Company is subject to Israeli income tax examinations and to U.S. Federal income tax examinations for the tax years of 2002 through 2008. As of August 31, 2009, the Company did not record any change to its unrecognized tax benefits.

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - RELATED PARTIES - TRANSACTIONS:

a.	During the fiscal years of 2010 and 2009 the Company paid to directors $19,500 and $16,000, respectively, for managerial services.

b.	As to the agreements with Hadassit, see note 6a.

c.
On July 1, 2008, the subsidiary entered into a consulting agreement with KNRY Ltd. (“KNRY”), an Israeli company owned by Nadav Kidron, whereby Mr. Nadav Kidron, through KNRY, will provide services as President and Chief Executive Officer of both Oramed and the subsidiary (the “Nadav Kidron Consulting Agreement”).  Additionally, on July 1, 2008, the subsidiary entered into a consulting agreement with KNRY whereby Dr. Miriam Kidron, through KNRY, will provide services as Chief Medical and Technology Officer of both Oramed and the subsidiary (the “Miriam Kidron Consulting Agreement” and together with the Nadav Kidron Consulting Agreement, the “Consulting Agreements”).  The Consulting Agreements replaced the employment agreements entered into between the Company and KNRY, dated as of August 1, 2007, pursuant to which Nadav Kidron and Miriam Kidron, respectively, provided services to Oramed and the subsidiary. The Consulting Agreements are both terminable by either party upon 60 days prior written notice.  The Consulting Agreements provide that KNRY (i) will be paid, under each of the Consulting Agreements, in New Israeli Shekels (“NIS”) a gross amount of NIS50,400 per month (as of August 31, 2010 the monthly payment in the Company's functional currency is $13,204) and (ii) will be reimbursed for reasonable expenses incurred in connection with performance of the Consulting Agreements.

d.	As to options granted to related parties, see note 8o.

e.	As to the establishment of the Joint Venture Entera, see note 4.

f.
According to the JV agreement (note 4), Entera will rent office space and services from the subsidiary of the Company for a period of up to 24 months commencing August 19, 2010, for a non-refundable, up-front fee in the amount of $36,000. It was acknowledged that the rental period may be less than 24 months if Oramed vacates such premises before the end of such 24-month period.

g.	According to the JV agreement (note 4), the subsidiary of the Company shall provide accounting services to Entera at a monthly fee in the amount of NIS 3,500 ($917).

h.	Balances with related parties:

	August 31
	2010	2009
Current assets - related parties - Entera	7,689	-
Accounts payable and accrued expenses - KNRY	22,773	26,450

ORAMED PHARMACEUTICALS INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - SUBSEQUENT EVENTS

a.	On November 9, 2010, the Company issued 253,714 shares of its common stock to Swiss as remuneration for the services provided, in the amount of $88,880.

b.
On November 16, 2010, the Company entered into a Securities Purchase Agreement with an accredited investor for the sale of 937,500 units at a purchase price of $0.32 per unit for total consideration of $300,000. Each unit consisted of one share of the Company's common stock and one common stock purchase warrant. Each warrant entitles the holder to purchase 0.35 a share of common stock exercisable for five years at an exercise price of $0.50 per share.

ORAMED PHARMACEUTICALS INC.

45,521,111 SHARES OF COMMON STOCK

July 11, 2011